Exhibit (a)(1)(A)

SUNLINK HEALTH SYSTEMS, INC.

Offer to Purchase for Cash

Common Shares for an Aggregate Purchase Price

of Not More Than $4,500,000

at a Per Share Purchase Price of $1.50 Per Share

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT

5:00 P.M., NEW YORK CITY TIME, ON FEBRUARY 8, 2017,

UNLESS THE OFFER IS EXTENDED OR TERMINATED

(SUCH TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

SunLink Health Systems, Inc., an Ohio corporation (the “Company,” “SunLink,” “we,” “our” or “us”), is offering to purchase for cash up to 3,000,000 of its common shares, no par value per share, from tendering shareholders at a purchase price of $1.50 per share (the “Purchase Price”) upon the terms and subject to the conditions described in this Offer to Purchase and in the related letter of transmittal (the “Letter of Transmittal,” and together with this Offer to Purchase, as they may be amended or supplemented from time to time, the “Offer”). We are offering to purchase shares having an aggregate purchase price of no more than $4,500,000.

After the Expiration Time, we will, upon the terms and subject to the conditions of the Offer, pay for common shares validly tendered in the Offer and not validly withdrawn. The Purchase Price will be $1.50 per share. The Company will purchase the maximum number of shares validly tendered in the Offer and not validly withdrawn having an aggregate purchase price not exceeding $4,500,000. Only shares validly tendered, and not validly withdrawn, will be eligible for purchase in the Offer. Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price of less than $4,500,000 are validly tendered and not validly withdrawn, we will buy at the Purchase Price all shares validly tendered and not validly withdrawn. Because of the proration and “odd lot” priority provisions described in this Offer to Purchase, all of the shares tendered at the Purchase Price may not be purchased if more than the number of shares having an aggregate purchase price of $4,500,000 are validly tendered and not validly withdrawn.

Assuming that the Offer is fully subscribed, the approximate number of shares that will be purchased under the Offer is 3,000,000.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

Our common shares are listed on the NYSE MKT stock exchange (the “NYSE MKT”) and trade under the symbol “SSY.” On January 6, 2017, the reported closing price of our common shares on the NYSE MKT was $1.46 per share. On January 5, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of our common shares on the NYSE MKT was $1.12 per share. You are urged to obtain current market quotations for our common shares before deciding whether, and at what price or prices, to tender your shares pursuant to the Offer. See Section 7.

Neither the United States Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

Offer to Purchase, dated January 10, 2017

IMPORTANT

The Company’s Board of Directors (the “Board”) has authorized the Offer. However, none of the Company, the Board, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the letter of transmittal, including the purposes and effects of the offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

None of our directors or executive officers intend to tender their shares in the Offer. We are also not aware that any of our affiliates intend to tender any shares in the Offer. See Section 10.

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker or other nominee and have your shares tendered for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at the address shown on the Letter of Transmittal; or

•	if you are an institution participating in The Depository Trust Company (“DTC”) and you hold your shares through DTC, tender your shares according to the procedures for book-entry transfer described in Section 3.

If you want to tender your shares but your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, or you cannot comply with the procedure for book-entry transfer on a timely basis, or your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply with the guaranteed delivery procedure described in Section 3 of this Offer to Purchase.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

We are not making the Offer to, and will not accept any tendered shares from, shareholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to shareholders in any such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on our behalf by one or more registered brokers or dealers, which are licensed under the laws of such jurisdiction.

Questions and requests for assistance may be directed to D. F. King & Co., Inc., the information agent for the Offer (the “Information Agent”) for the Offer, at their respective telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

SunLink has not authorized any person to make any recommendation on its behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or in documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of SunLink or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary or the Information Agent.

SUMMARY TERM SHEET		1

INTRODUCTION		11

THE OFFER		13

1.	Number of Shares; Purchase Price; Proration	13

2.	Purpose of the Offer; Certain Effects of the Offer; Effects of a Potential Deregistration Subsequent to the Offer; Fairness of the Offer; Additional Background to the Offer; Other Plans or Proposals	15

3.	Procedures for Tendering Shares	27

4.	Withdrawal Rights	32

5.	Purchase of Shares and Payment of Purchase Price	32

6.	Conditions of the Offer	33

7.	Trading Market; Price Range of Shares; Dividend Policy; Prior Stock Purchases	35

8.	Source and Amount of Funds	35

9.	Certain Information Concerning the Company	36

10.	Interests of Directors and Executive Officers; Agreements, Transactions, and Arrangements Concerning the Shares	41

11.	Effects of the Offer on the Market for Shares; Registration under the Exchange Act	45

12.	Legal Matters; Regulatory Approvals	46

13.	Material U.S. Federal Income Tax Consequences	47

14.	Extension of the Offer; Termination; Amendment	51

15.	Fees and Expenses	52

16.	Miscellaneous	53

FORWARD-LOOKING STATEMENTS		54

RELIANCE ON OTHER INFORMATION		57

i

SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. This summary term sheet highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the Offer to the same extent described elsewhere in this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully this entire Offer to Purchase, the Letter of Transmittal and the other documents relating to the Offer. Where we have deemed it helpful, we have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.

Who is offering to purchase the shares?

The issuer of the shares, SunLink Health Systems, Inc., is offering to purchase the shares.

What will be the Purchase Price for the shares and what will be the form of payment?

$1.50 per share. Upon the terms and subject to the conditions of the Offer, we are offering to purchase for cash up to 3,000,000 of our common shares at a price of $1.50 per share. We are offering to purchase shares having an aggregate purchase price of no more than $4,500,000. Promptly after 5:00 P.M., New York City time, on February 8, 2017, unless the Offer is extended or terminated (such time, as it may be extended, the “Expiration Time”), we will, upon the terms and subject to the conditions of the Offer, pay for shares validly tendered in the Offer and not validly withdrawn.

We will pay the Purchase Price in cash, subject to applicable withholding and without interest, to all shareholders whose shares are accepted for payment pursuant to the Offer. See Section 1.

How many common shares is SunLink offering to purchase?

We are offering to purchase, at the Purchase Price, up to 3,000,000 of our common shares which are validly tendered in the Offer and not validly withdrawn for a maximum aggregate purchase price of up to $4,500,000. Assuming that the Offer is fully subscribed, the number of shares purchased under the Offer will be 3,000,000. Assuming that the Offer is fully subscribed, the maximum of 3,000,000 shares that the Company is offering to purchase under the Offer represents approximately 31.77% of the total number of shares issued and outstanding as of January 5, 2017.

In addition, if more than $4,500,000 in value of shares are tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time. See Section 1.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

How will SunLink pay for the shares?

We intend to fund any purchase of shares pursuant to the Offer, including the related fees and expenses, from cash on hand. See Section 8.

How long do I have to tender my shares?

You may tender your shares until the Offer expires at the Expiration Time. The Offer will expire at 5:00 P.M., New York City time, on February 8, 2017, unless we extend or terminate the Offer.

If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely that they will have an earlier deadline for you to act to instruct them to accept the Offer on your behalf. We urge you to immediately contact your broker, dealer, commercial bank, trust company or other nominee to find out their deadline. See Section 1 and Section 3.

Can the Offer be extended, amended or terminated and, if so, under what circumstances?

Yes, we can extend the Expiration Time for the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Time for the Offer. If we were to extend the Expiration Time for the Offer, the length of any extension that we may provide has not been determined. If the Expiration Time for the Offer is extended, we will delay the acceptance of any shares that have been tendered, and any shares that have been previously tendered may be withdrawn up until the Expiration Time, as so extended. We can also amend or terminate the Offer, subject to applicable law. See Section 4, Section 6, and Section 14.

How will I be notified if the Offer is extended, amended or terminated?

If the Expiration Time for the Offer is extended, we will issue a press release announcing the extension and the new Expiration Time no later than 9:00 a.m., New York City time, on the first business day after the last previously scheduled Expiration Time. We will announce any amendment to or termination of the Offer by issuing a press release announcing the amendment or termination. See Section 14.

What is the purpose of the Offer?

Our Board, with the assistance of management, has reviewed a variety of alternatives for employing the Company’s available financial resources. The Board considered the Company’s capital structure, free cash flow, financial position and dividend policy, market prices for the common shares, as well as the Company’s operations, strategy, and expectations for the future. The primary purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in SunLink and its future operations.

Assuming the completion of the Offer, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs for at least the next twelve months. However, actual results may differ significantly from our expectations. See “Forward-Looking Statements.” In considering the Offer, our management and our Board took into account the expected financial impact of the Offer on our liquidity.

The Offer could possibly have the effect of reducing the number of holders of record of the Company’s common shares which, depending on the extent of the reduction, could permit the Company to deregister the common shares with the SEC and cease being a public reporting company. The Board and management each believes that deregistering the Company’s common shares could result in significant cost savings. However, a previous odd-lot tender offer in 2013 (the “2013 Odd Lot Offer”) which was intended to allow the Company to deregister its common shares did not result in the reduction of a sufficient number of record holders to effect such purpose and the Company ceased and currently is not affirmatively pursuing plans to reduce the number of record holders of the common shares to permit deregistration of the common shares. The Company cannot predict whether the results of this Offer will result in, or are reasonably likely to result in, a reduction in the number of holders of record which would be sufficient to allow the Company to deregister; however, because the Offer could possibly have such result, and because, in such event, management and the Board would likely again undertake the same analysis to evaluate deregistration, and the Company might again seek deregistration of the common shares with the SEC if they concluded at that time it was in the best interests of the Company, the

Company has filed this Offer as a going private transaction with the SEC and is providing its shareholders with the same information as is required in a transaction intended to or which could reasonably be expected to result in the Company going private.

Whether or not the Offer results in the Company qualifying to delist and deregister its shares, the Company may, in the future, purchase additional shares. After the completion or termination of the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to the then selling shareholders than, the terms of the Offer. However, Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position and general economic and market conditions. See Section 2.

What are the conditions to the Offer?

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 14e-1(c) promulgated under the Exchange Act, if at any time on or after January 10, 2017 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

(a) there shall have been, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(ii) could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares;

(b) there shall have been any action pending or taken, or any announcement of approval withheld, or any statute, rule or regulation or announced to be invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

(c) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(d) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(e) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, or any of its states or territories or armed forces, including but not limited to an act of terrorism;

(f) any change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, would have, a material adverse effect on our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

(g) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(h) a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

(i) we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before January 10, 2017 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

(j) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(k) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to SunLink, in its reasonable judgment; or

(l) legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the U.S. Senate or becomes pending before the U.S. House of Representatives or the U.S. Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the completion of the Offer in any manner that would adversely affect us or any of our affiliates.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.

How will the Offer affect the number of our shares outstanding and the number of record holders?

As of January 5, 2017, we had 9,443,408 issued and outstanding common shares. If the Offer is fully subscribed, we would purchase 3,000,000 shares which would represent approximately 31.77% of our outstanding shares as of January 5, 2017. The actual number of shares outstanding immediately following completion of the Offer will depend on the number of shares tendered and purchased in the Offer. See Section 2.

If any of our shareholders:

•	who hold shares in their own name as holders of record; or

•	who are “registered holders” as participants in the DTC’s system whose names appear on a security position listing,

tender all their shares and that tender is accepted in full, then the number of our record holders would be reduced. See Section 2.

Shareholders who do not have their shares purchased in the Offer will realize a proportionate increase in their relative percentage ownership interest in the Company following the purchase of shares pursuant to the Offer. See Section 2.

How do I tender my shares?

If you want to tender all or any portion of your shares, you must do one of the following prior to the Expiration Time:

•	if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact your broker or other nominee and have your broker or other nominee tender your shares for you;

•	if you hold certificates in your own name, complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the certificates for your shares and any other documents required by the Letter of Transmittal, to American Stock Transfer & Trust Company, LLC, the Depositary for the Offer, at one of the addresses shown on the Letter of Transmittal; or

•	if you are an institution participating in DTC and you hold your shares through DTC, tender your shares according to the procedure for book-entry transfer described in Section 3 of this Offer to Purchase.

See Section 7 for recent market prices for transactions in our common shares.

If you want to tender your shares but (1) your certificates for the shares are not immediately available, or cannot be delivered to the Depositary within the required time, (2) you cannot comply with the procedure for book-entry transfer on a timely basis or (3) your other required documents cannot be delivered to the Depositary prior to the Expiration Time, you may still tender your shares if you comply prior to the Expiration Time with the guaranteed delivery procedure described in Section 3.

Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadline for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.

You may contact the Information Agent, or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase. See Section 3 and the instructions to the Letter of Transmittal.

May I tender only a portion of the shares that I hold?

Yes. You do not have to tender all of the shares that you own to participate in the Offer. However, if you are an odd lot holder and want to avoid possible proration, you must tender all of your odd lot shares.

In what order will SunLink purchase the tendered shares?

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price equal to or less than $4,500,000 are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn.

If the terms and conditions of the Offer have been satisfied or waived and shares having an aggregate purchase price in excess of $4,500,000 have been validly tendered and not validly withdrawn prior to the Expiration Time of the Offer, we will purchase shares in the following order of priority:

•	First, all shares owned in “odd lots” (less than 100 shares) that have been validly tendered at or below the Purchase Price (and not validly withdrawn prior to the Expiration Time) (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•	Second, all other tendered shares validly tendered (and not validly withdrawn prior to the Expiration Time), on a pro rata basis if necessary, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $4,500,000.

Conditional tenders are not permitted. Because of the “odd lot” priority and proration tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

If we are required to prorate, we will determine the proration factor as promptly as practicable following the Expiration Time. Proration for each shareholder tendering shares (other than odd lot holders) will be based on the ratio of the number of whole shares properly and not properly withdrawn by the shareholder to the total number of shares properly tendered and not properly withdrawn by all shareholders (other than odd lot holders) with appropriate adjustments to avoid the return of fractional shares.

Because of the difficulty in determining the number of shares properly tendered, including shares tendered by the guaranteed delivery procedure as described in Section 3, and not withdrawn and because of the “odd lot” procedure described above, we expect that we will not be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately four (4) business days after the Expiration Time. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Time.

The number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences to such shareholder and, therefore, may be relevant to a shareholder’s decision whether to tender shares. Each shareholder should consult with its tax advisor to evaluate the tax consequences of tendering or selling shares in the Offer. See Section 13.

If I own fewer than 100 shares and I tender all of my shares, will I be subject to proration?

No, if you own, beneficially or of record, fewer than 100 shares in the aggregate, you validly tender all of these shares prior to the Expiration Time (and do not validly withdraw such shares) and you complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, and all conditions to the Offer are satisfied or waived, we will first purchase all of your shares (without subjecting them to proration) before purchasing other shares tendered. See Section 1.

Once I have tendered shares in the Offer, can I withdraw my tender?

Yes, you may withdraw your tendered shares at any time prior to the Expiration Time. In addition, unless we have already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after March 9, 2017, the expiration of 40 business days from the commencement of the Offer. See Section 4.

How do I withdraw shares previously tendered?

To validly withdraw tendered shares, you must deliver, on a timely basis, a written or facsimile notice of your withdrawal to the Depositary, at its address set forth on the back cover page of this Offer to Purchase, while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name, the number of shares to be withdrawn, and the name of the registered holder of such shares. Some additional requirements apply if the certificates for shares to be withdrawn have been delivered to the Depositary or if your shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you have tendered your shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that person to arrange for the withdrawal of your shares. You should note that your broker, dealer, commercial bank, trust company or other nominee through which you have tendered shares, will likely have an earlier deadline than the Expiration Time for you to act to instruct them to withdraw a tender pursuant the Offer. See Section 4.

What will happen if I do not tender my shares?

Shareholders who do not participate in the Offer will retain their shares and, if the Company completes the Offer, their relative ownership interest in the Company will automatically increase. See Section 2.

When and how will SunLink pay for my tendered shares that are accepted for purchase pursuant to the Offer?

We will pay the Purchase Price in cash, less any applicable withholding taxes and without interest, for the shares we purchase promptly after the expiration of the Offer and the acceptance of the shares for payment.

We expect that it may take until approximately four (4) business days after the Expiration Time to calculate the final proration factor, if any, and begin paying for tendered shares. We will pay for the shares accepted for purchase by depositing the aggregate purchase price with the Depositary promptly after the expiration of the Offer. The Depositary will act as your agent and will transmit to you the payment for all of your shares accepted for payment pursuant to the Offer. See Section 5.

What is the recent market price for the Company’s common shares?

On January 6, 2017, the reported closing price of our common shares on the NYSE MKT was $1.46 per share. On January 5, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of our common shares on the NYSE MKT was $1.12 per share. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares pursuant to the Offer. See Section 7.

Will I have to pay brokerage fees and commissions if I tender my shares?

No, if you are a holder of record of your shares and you tender your shares directly to the Depositary, you will not incur any brokerage fees or commissions. However, if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee and that person tenders shares on your behalf, that person may charge you a fee or commission for doing so. We urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any such charges will apply. See Section 3.

What is the accounting treatment of the Offer?

The accounting for the purchase of shares pursuant to the Offer will result in a reduction of our shareholders’ equity in an amount equal to the aggregate purchase price of the shares we purchase and a corresponding reduction in our cash and cash equivalents. Purchased shares will be cancelled and returned to the status of authorized but unissued shares. See Section 2.

I am a U.S. shareholder. What are the U.S. federal income tax consequences if I tender my shares?

Generally, if you are a United States Holder (as defined in Section 13), you will be subject to U.S. federal income taxation when you receive cash from us in exchange for the shares you tender. Your receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. See Section 13.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

I am a foreign shareholder. What are the U.S. federal income tax consequences if I tender my shares?

If you are a Non-United States Holder (as defined in Section 13), the receipt of cash for your tendered shares will generally be treated as either (1) consideration received in a sale or exchange or (2) a distribution with respect to such shares. If the receipt of cash by you is treated as consideration received in a sale or exchange, and you are not engaged in a trade or business in the United States, you generally will not be subject to U.S. federal income taxation on the receipt of such cash, subject to certain exceptions. However, if the receipt of cash is treated as a distribution with respect to your tendered shares, you may be subject to tax on the portion of such distribution treated as a “dividend” for U.S. federal income tax purposes at a rate of 30% (or a lower rate pursuant to an applicable income tax treaty). The tax treatment of the receipt of cash depends upon facts which may be unique as to each shareholder. See Section 13. Therefore, we and the Depositary, or other withholding agent, will generally presume that all amounts paid to foreign shareholders in exchange for their shares are dividend distributions, and as to each foreign shareholder, U.S. federal income tax will be withheld at a 30% rate unless such shareholder provides documentation pursuant to which the Depositary, or other withholding agent, may determine that an exemption from, or reduction of, such withholding applies. If tax has been withheld but the receipt of cash for your tendered shares is treated as consideration received in a sale or exchange, then, in an appropriate case, you may apply to the Internal Revenue Service (“IRS”) for a refund of such withheld amount. See Section 3 and Section 13 for a more detailed discussion of the tax treatment of the Offer.

EACH SHAREHOLDER IS ADVISED TO CONSULT ITS OWN TAX ADVISOR TO DETERMINE THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO IT OF THE OFFER.

Will I have to pay a stock transfer tax if I tender my shares?

No, if you instruct the Depositary in the Letter of Transmittal to make the payment for the tendered shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

Has SunLink or its board of directors adopted a position on the Offer?

Yes. On January 5, 2017, our Board authorized and approved the Offer. As discussed in Section 2, the Company’s Board believes that the Offer, taken as a whole, is procedurally and substantively fair to the unaffiliated shareholders of the Company including both those who tender their shares and receive payment and those who continue to hold the Company’s common shares after the Offer. However, while our Board has authorized the Offer, it has not, nor has the Company, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether you should tender or refrain from tendering your shares. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker. See Section 2.

Do SunLink directors or executive officers or affiliates intend to tender their shares in the Offer?

No. Our directors and executive officers do not intend to tender their shares in the Offer. We are not aware of any of our affiliates that intend to tender any shares in the Offer. See Section 10.

Why is the Company making the Offer now?

As previously noted, the primary purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of the investment if they so elect, especially in light of SunLink’s current business strategy and cash assets.

The business strategy of SunLink is to focus its efforts on improving internal operations of its existing pharmacy business subsidiary and healthcare facilities subsidiaries and on the sale or disposition of its subsidiaries’ underperforming assets. The Company considers the disposition of business segments, facilities, and operations based on a variety of factors in addition to under-performance, including asset values, return on investments and competition from existing and potential competitors, capital improvement needs, prevailing reimbursement rates for drugs and medical services under various Federal and state programs (e.g., Medicare and Medicaid) and by private payors, corporate strategy, and other corporate objectives.

As of the date of the commencement of this Offer, SunLink owns businesses in two business segments:

•	The Healthcare Facilities Segments, which is composed of:

•	A subsidiary which owns and operates an 84-licensed-bed, acute care hospital, located in Houston, Chickasaw County, Mississippi, which includes an 18-bed geriatric psychiatry unit, and a 66-bed nursing home.

•	A subsidiary which owns and operates a 100-bed nursing home located in Ellijay, Gilmer County, Georgia. This subsidiary also owns a closed hospital building and leases the portion of that building formerly occupied by the closed hospital’s emergency department to an unaffiliated healthcare provider.

•	A subsidiary which owns approximately two acres of unimproved land in Dahlonega, Georgia and a subsidiary which owns approximately 12 acres of unimproved land in Fulton, Missouri.

•	A subsidiary which owns a closed hospital building and a medical office building located in Clanton, Chilton County, Alabama, where it currently rents office space to an unaffiliated healthcare provider.

•	The Specialty Pharmacy Segment, which is composed of four service lines:

•	Retail pharmacy products and services, all of which are conducted in rural markets at three retail locations in Louisiana;

•	Institutional pharmacy services consisting of the provision of specialty and non-specialty pharmaceuticals and biological products to institutional clients or to patients in institutional settings, such as nursing homes, specialty hospitals, hospices, and correctional facilities;

•	Specialty pharmacy services; and

•	Provision of durable medical equipment consisting primarily of products for nursing home and patient-administered home care.

Subsidiaries of the Company have sold substantially all of the assets of three underperforming hospitals during the period July 2, 2012 to December 31, 2014. During the period January 1, 2015 to December 31, 2016, subsidiaries of the Company also have sold substantially all of the assets of one additional hospital as well as a medical office building complex comprised of land and three buildings. The Company relies upon cash on hand, cash from operations, and cash from asset sales to fund its cash requirements for working capital, capital expenditures, commitments, and payments of principal and interest on borrowings. The Company also has used cash proceeds from such dispositions of assets to pay off substantial liabilities.

In addition to using a portion of its existing cash assets to fund the repurchase of shares pursuant to this Offer, the Company may use a portion of its existing cash assets, as well as any net proceeds from future dispositions, to prepay debt for money borrowed (approximately $7.5 million at December 31, 2016), make upgrades and improvements to its existing facilities or operations (including current planned upgrades and physical improvements to certain of its facilities), return capital to shareholders, including through potential public or private purchases of shares in addition to the Offer, and for other general corporate purposes.

At June 30, 2016 and September 30, 2016, respectively, the Company had cash and cash equivalents of approximately $3.3 million and $12.8 million, respectively. The Company estimates that at December 31, 2016 it had aggregate cash and cash equivalents available to fund working capital, capital expenditures, commitments, payments of principal and interest, and the repurchase of shares pursuant to this Offer of approximately $14.6 million. However, the Company has incurred losses from continuing operations in eight of the last nine fiscal quarters through the quarter ending September 30, 2016. Further, the Company’s results from continuing operations remained weak during the quarter ended December 31, 2016; although the Company anticipates income from continuing operations for such quarter as a result of its sale of its Ellijay MOB Complex.

The Company believes its remaining healthcare facilities business and specialty pharmacy business continue to underperform and the Company has engaged advisors to assist it in evaluating the possible sale of its specialty pharmacy segment. There can be no assurance that any further dispositions will be authorized by the Company’s Board of Directors or, if authorized, that any such transactions will be completed or, if completed, will result in a gain or net cash proceeds to the Company after transaction costs, taxes, and outstanding debt.

See Section 2. Subject to the risks and uncertainties discussed herein, we believe we have adequate financing and liquidity to support our current level of operations through at least the next twelve months even if the Offer is fully subscribed.

Could the Offer result in the Company’s being able to deregister its shares and cease being a public company?

Yes. However, the 2013 Odd Lot Offer, which was intended to allow the Company to deregister its common shares and cease being a public company, did not result in the reduction of a sufficient number of record holders to effect such purpose and the Company ceased and currently is not affirmatively pursuing plans to deregister the common shares. See Section 2. The Company cannot predict whether the results of this Offer will or is reasonably likely to result in a reduction in the number of holders of record sufficient to allow the Company to deregister its common shares and cease being a public company. However, because the Offer could possibly have such effect, and because in such event management and the Board would likely again undertake the same analysis to evaluate deregistration, and the Company might again seek deregistration of the common shares with the SEC if they concluded at that time it was in the best interests of the Company, the Company has filed this Offer as a going private transaction with the SEC and is providing its shareholders with the same information as is required in a transaction intended to or which could reasonably be expected to result in the Company going private.

Whom do I contact if I have questions about the Offer?

For additional information or assistance, you may contact D. F. King & Co., Inc., the Information Agent for the Offer, at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Offer to Purchase, the Letter of Transmittal and other Offer documents from the Information Agent at its telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to shareholders additional copies of these materials at the Company’s expense. Shareholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

INTRODUCTION

To the Shareholders of SunLink Health Systems, Inc.:

SunLink Health Systems, Inc. invites its shareholders to tender common shares of the Company for purchase by us. Upon the terms and subject to the conditions of this Offer to Purchase and the Letter of Transmittal, we are offering to purchase up to 3,000,000 SunLink common shares at $1.50 per share. We are offering to purchase shares having an aggregate Purchase Price of no more than $4,500,000.

The Offer will expire at 5:00 P.M., New York City time, on February 8, 2017, unless the Offer is extended or terminated by us (such time, as it may be extended, the “Expiration Time”).

After the Expiration Time, assuming the conditions to the Offer have been satisfied or waived, we will pay for shares validly tendered in the Offer and not validly withdrawn, having an aggregate purchase price not exceeding $4,500,000.

Only shares validly tendered, and not validly withdrawn, will be eligible for purchase. Shares tendered but not purchased pursuant to the Offer will be returned promptly following the Expiration Time. See Section 3 and Section 4.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

Although the Company’s Board believes that the Offer taken as a whole is procedurally and substantively fair to the unaffiliated shareholders of the Company including both those who tender their shares and receive payment and those who continue to hold the Company’s common shares after the Offer, none of the Company, the Board, the Depositary or the Information Agent makes any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to purchase and in the letter of transmittal, including the purposes and effects of the Offer. See Section 2. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price equal to or less than $4,500,000 are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $4,500,000, we will purchase shares:

•	First, from all holders of “odd lots” of less than 100 shares who validly tender all of their shares and do not validly withdraw them prior to the Expiration Time (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference);

•	Second, from all other shareholders who validly tender shares and do not validly withdraw them prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid the purchase of fractional shares, until we have purchased shares resulting in an aggregate purchase price of $4,500,000; and

Conditional tenders are not permitted. Because of the “odd lot” priority and proration tender provisions described above, we may not purchase all of the shares that you tender. See Section 1.

The Purchase Price will be paid to shareholders whose shares are accepted for payment in cash, less any applicable withholding taxes and without interest. Tendering shareholders who hold shares registered in their own name and who tender their shares directly to the Depositary will not be obligated to pay brokerage commissions, solicitation fees or, except as set forth in Section 5 hereof, stock transfer taxes on the purchase of shares by us pursuant to the Offer. Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee are urged to consult their broker, dealer, commercial bank, trust company or other nominee to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary. See Section 3.

Any tendering shareholder or other payee who is a United States Holder (as defined in Section 13) and who fails to complete, sign and return to the Depositary, or other withholding agent, the IRS Form W-9 included with the Letter of Transmittal and any tendering shareholder or other payee who is a Non-United States Holder (as defined in Section 13) and who fails to complete, sign and return to the Depositary, or other withholding agent, the appropriate IRS Form W-8, may be subject to U.S. federal income tax backup withholding (currently at a rate of 28%) of the gross proceeds paid to the shareholder or other payee pursuant to the Offer, unless such holder establishes that such holder is within the class of persons that is exempt from backup withholding. See Section 3. Also, see Section 13 regarding material U.S. federal income tax consequences of the Offer.

We will pay all reasonable fees and expenses incurred in connection with the Offer by D. F. King & Co., Inc., the Information Agent, and American Stock Transfer & Trust Company, LLC, the Depositary for the Offer. See Section 15.

As of January 5, 2017, there were 9,443,408 of our common shares issued and outstanding. Assuming that the Offer is fully subscribed, the approximate number of shares that will be purchased under the Offer is 3,000,000. Assuming that the Offer is fully subscribed, the approximate maximum of 3,000,000 shares that the Company is offering to purchase under the Offer represents approximately 31.77% of the total number of shares issued and outstanding as of January 5, 2017. See Section 1 and Section 10.

Our common shares are listed on the NYSE MKT and trade under the symbol “SSY”. On January 6, 2017, the reported closing price of our common shares was $1.46 per share. On January 5, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of our common shares on the NYSE MKT was $1.12 per share. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares pursuant to the Offer. See Section 7.

THE OFFER

Section 1. Number of Shares; Purchase Price; Proration

General.

Promptly following the Expiration Time, SunLink will, upon the terms and subject to the conditions of the Offer, pay for shares validly tendered in the Offer and not validly withdrawn, taking into account the number of shares tendered.

The Purchase Price will be $1.50 per share not exceeding $4,500,000 in the aggregate for all shares purchased. Only shares validly tendered, and not validly withdrawn, will be eligible for purchase in the Offer.

All shareholders who have validly tendered and not validly withdrawn their shares will receive the Purchase Price, payable in cash, without interest, but subject to applicable withholding taxes, for all shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to “odd lot” priority and proration described below.

In addition, if more than $4,500,000 in value of shares is tendered in the Offer, we reserve the right to accept for purchase at the Purchase Price pursuant to the Offer up to an additional 2% of our outstanding shares without extending the Expiration Time.

Shares acquired pursuant to the Offer will be acquired by SunLink free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any dividends or distributions which may be declared, paid, issued, distributed, made or transferred on or in respect of such shares to shareholders of record on or prior to the date on which the shares are purchased under the Offer, shall be for the account of such shareholders. See Section 7.

The Offer is not conditioned upon any minimum number of shares being tendered. The Offer is, however, subject to a number of other terms and conditions. See Section 6.

Priority of Purchases.

Upon the terms and subject to the conditions of the Offer, if shares having an aggregate purchase price equal to or less than $4,500,000 are validly tendered and not validly withdrawn, we will buy all shares validly tendered and not validly withdrawn. Upon the terms and subject to the conditions of the Offer, if the number of shares validly tendered and not validly withdrawn prior to the Expiration Time would result in an aggregate purchase price of more than $4,500,000:

•	First, we will purchase all shares tendered by any Odd Lot Holder (as defined below) who:

•	validly tenders and does not validly withdraw prior to the Expiration Time all shares owned beneficially or of record by the Odd Lot Holder (tenders of less than all of the shares owned by an Odd Lot Holder will not qualify for this preference); and

•	completes the section entitled “Odd Lots” in the Letter of Transmittal or, in the case of a book-entry transfer, an Agent’s Message (as defined below), and, if applicable, in the Notice of Guaranteed Delivery.

•	Second, we will purchase all other shares validly tendered and not validly withdrawn prior to the Expiration Time, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, as described below, until we have purchased shares resulting in an aggregate purchase price of $4,500,000.

As a result of the foregoing priorities applicable to the purchase of shares tendered, it is possible that all of the shares that a shareholder tenders in the Offer may not be purchased.

Odd Lots.

The term “odd lots” means all shares validly tendered prior to the Expiration Time and not validly withdrawn by any person who owned, beneficially or of record, a total of fewer than 100 shares and so certified in the appropriate place on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery (an “Odd Lot Holder”). To qualify for this preference, an Odd Lot Holder must tender all shares owned by the Odd Lot Holder in accordance with the procedures described in Section 3. Odd lots will be accepted for payment before any proration of the purchase of other tendered shares. This preference is not available to partial tenders or to beneficial or record holders of 100 or more shares in the aggregate, even if these holders have separate accounts or certificates representing fewer than 100 shares. By tendering in the Offer, an Odd Lot Holder who holds shares in his or her name and tenders such shares directly to the Depositary would not only avoid the payment of brokerage commissions, but also any applicable odd lot discounts that might apply to sales of their shares in market transactions. Any Odd Lot Holder wishing to tender all of his or her shares pursuant to the Offer should complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery.

Proration.

The proration period is the period for accepting shares on a pro rata basis in the event that the Offer is oversubscribed. The proration period will expire as of the Expiration Time. If proration of tendered shares is required, we will determine the proration factor promptly following the Expiration Time. Subject to adjustment to avoid the purchase of fractional shares, proration for each shareholder tendering shares (other than Odd Lot Holders) will be based on the ratio of the total number of shares to be purchased by us (excluding shares purchased from Odd Lot Holders) to the number of shares validly tendered and not validly withdrawn by all shareholders (other than Odd Lot Holders). This ratio will be applied to shareholders (other than Odd Lot Holders) validly tendering shares to determine the number of shares that will be purchased from each tendering shareholder in the Offer. Because of the difficulty in determining the number of shares validly tendered, including shares tendered by the guaranteed delivery process as described in Section 3, and not validly withdrawn, and because of the odd lot procedure described above, if the Offer is over-subscribed, we do not expect that we will be able to announce the final proration factor or commence payment for any shares purchased pursuant to the Offer until approximately four (4) business days after the Expiration Time. The preliminary results of any proration will be announced by press release promptly after the Expiration Time. After the Expiration Time, shareholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.

As described in Section 13, the number of shares that we will purchase from a shareholder pursuant to the Offer may affect the U.S. federal income tax consequences of the purchase to the shareholder and, therefore, may be relevant to a shareholder’s decisions whether or not to tender shares and whether or not to condition any tender upon our purchase of a stated number of shares held by such shareholder. The Letter of Transmittal affords each shareholder who tenders shares registered in such shareholder’s name directly to the Depositary the opportunity to designate the order of priority in which shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominee shareholders and similar persons whose names, or the names of whose nominees, appear on the Company’s shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of shares.

Section 2. Purpose of the Offer; Certain Effects of the Offer; Effects of a Potential Deregistration Subsequent to the Offer; Fairness of the Offer; Additional Background to the Offer; Other Plans or Proposals.

Purpose of the Offer.

Our Board, with the assistance of management, has reviewed a variety of alternatives for using the Company’s available financial resources. The Board considered the Company’s capital structure, free cash flow, financial position and dividend policy, and market prices for the common shares. The primary purpose of the Offer is to return cash to our shareholders by providing them with the opportunity to tender all or a portion of their shares and, thereby, receive a return of some or all of their investment if they so elect. In addition, if we complete the Offer, shareholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us and our future operations.

After the Offer is completed, we believe that our anticipated cash flow from operations and our financial condition will be adequate for our needs for at least the next twelve months. However, actual experience may differ significantly from our expectations. See “Forward Looking Statements.” In considering the Offer, our management and our Board took into account the expected financial impact of the Offer on our liquidity.

Where shares are tendered by the registered owner of those shares directly to the Depositary, the sale of those shares in the Offer may permit the seller to avoid the usual transaction costs associated with open market sales. Furthermore, any Odd Lot Holders who hold shares registered in their names and tender their shares directly to the Depositary and whose shares are purchased under the Offer will avoid not only the payment of brokerage commissions but also any applicable odd lot discounts that might apply to sales of their shares in market transactions.

In addition, shareholders who wish to achieve a greater percentage of equity ownership in the Company will be able to do so by not tendering their shares in the Offer, and, if the Company completes the Offer, will therefore have a greater percentage ownership in SunLink and its future operations, while also bearing the attendant risks associated with owning the Company’s common shares.

After completing the Offer, we may purchase additional shares in the open market subject to market conditions. We may also purchase shares in private transactions, exchange offers, tender offers or otherwise. Any of these purchases may be on the same terms as, or on terms more or less favorable to shareholders than, the terms of the Offer. However, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares, other than through the Offer, until at least 10 business days after the expiration or termination of the Offer. Any possible future purchases by us will depend on many factors, including the market price of the shares, the results of the Offer, our business and financial position, the potential impact of such purchases on our net operating losses, and general economic and market conditions.

Although the Company’s Board believes that the Offer, taken as a whole, is procedurally and substantively fair to the unaffiliated shareholders of the Company including both those who tender their shares and receive payment and those who continue to hold the Company’s common shares after the Offer, it has not, nor has the Company, the Information Agent or the Depositary made, and they are not making, any recommendation to you as to whether to tender or refrain from tendering your shares. We have not authorized any person to make any such recommendation. You must make your own decisions as to whether to tender your shares and, if so, how many shares to tender. In doing so, you should read carefully the information in, or incorporated by reference in, this Offer to Purchase and in the Letter of Transmittal, including the purposes and effects of the Offer. You are urged to discuss your decisions with your own tax advisor, financial advisor and/or broker.

Certain Effects of the Offer.

Shareholders who do not tender their shares in the Offer and shareholders who otherwise retain an equity interest in the Company as a result of a partial tender of shares or proration will continue to be owners of the Company and be subject to the risks of such ownership. If we complete the Offer, those shareholders will realize an automatic increase in their relative ownership interest in the Company and also will bear the attendant risks associated with the increased ownership interest. Shareholders may be able to sell non-tendered shares in the future at a net price that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. We can give no assurance as to the price at which a shareholder may be able to sell its shares in the future, if at all.

The Offer will reduce our “public float” (the number of shares of our common shares owned by non-affiliated shareholders and available for trading in the securities markets), and may reduce the number of our shareholders and the liquidity of our shares.

None of our directors or executive officers intend to tender their shares in the Offer. We are also not aware of any persons holding more than 5% of our common shares that intend to tender any shares in the Offer. After the Offer, our directors, executive officers and affiliates may, subject to applicable law and applicable policies and practices of the Company, sell their shares from time to time in open market or other transactions at prices that may be more or less favorable than the Purchase Price to be paid to our shareholders pursuant to the Offer. Assuming that no such transactions occur, the beneficial ownership of our directors and executive officers will proportionately increase as a percentage of our outstanding common shares following the consummation of the Offer. See Section 10.

As of January 5, 2017, there were 408 shareholders of record and, of those shareholders, 190 held fewer than 100 shares. Based on a non-objecting beneficial ownership list, we believe there are approximately 350 additional odd lot holders. The number of shareholders of record whose shares will be repurchased in total depends upon how many holders of record tender all of their shares and how many shares are tendered.

Based on the number of odd lot holders holding shares or constituting beneficial holders holding shares in street name but who have not objected to the disclosure of their positions, the identity and nature of our record holders and the size of their positions and the limited number of odd lot holders who tendered in our 2013 Odd Lot Offer (discussed below), we cannot predict whether our purchase of shares pursuant to the Offer will, or is reasonably likely to, result in the shares becoming eligible for termination of registration under the Exchange Act. However, the Offer is not conditioned upon our having determined that the consummation of the Offer will cause or not cause our shares to be delisted from the NYSE MKT or being eligible or not being eligible for deregistration under the Exchange Act. Accordingly, because the Offer could have the effect of causing the Company to be eligible for deregistration under the Exchange Act, we discuss below both the consequences of any subsequent decision to “go private” as well as the fairness of the Offer.

Shares acquired pursuant to the Offer will be cancelled and return to the status of authorized but unissued shares. We have no current plans for the shares purchased in the Offer.

Our shares are currently “margin securities” under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using the shares as collateral. We believe that, following the purchase of shares pursuant to the Offer, our shares will continue to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations unless, subsequent to the Offer, our shares cease to be eligible for trading on a national securities exchange.

Although we do not currently have any plans, other than as disclosed or incorporated by reference in this Offer to Purchase that relate to or would result in any of the events discussed above, we continue to evaluate opportunities for increasing shareholder value, and we may undertake or plan actions that relate to or could result in one or more of these events. In furtherance thereof, our management periodically assesses possible acquisitions, divestitures and other extraordinary corporate transactions as well as indebtedness, capitalization, special dividends or changes in dividend policy and other matters.

Discussed below are some additional effects of the Offer on certain persons or groups. For a discussion of certain federal income tax consequences of the Offer, see Section 13.

Potential Benefits and Disadvantages to, and Effects on, Tendering Shareholders: The Offer presents potential advantages and potential disadvantages to tendering holders because:

•	the Offer provides shareholders with an opportunity to obtain liquidity via a cash payment for some or all of their shares, pursuant to the Offer;

•	the Offer also may give shareholders the opportunity to sell their shares at the Purchase Price, which Purchase Price was greater than reported market prices prevailing immediately prior to the announcement of the Offer; and

•	the Offer may provide shareholders who wish to sell their shares the opportunity to sell those shares for cash without the usual transaction costs (or odd lot discounts) associated with open market sales.

However, a tendering holder whose common shares are accepted in the Offer will no longer be a shareholder of the Company. If in the future the Company re-establishes profitability from continuing operations and sustains earnings and cash flow and/or disposes of assets on a favorable basis, tendering shareholders will not benefit therefrom.

Potential Benefits, Risks and Disadvantages to, and Effects on, Continuing Shareholders: The Offer presents potential advantages, potential disadvantages, and potential risks to our affiliated and unaffiliated continuing shareholders and to the Company, including the following:

•	successful completion of the Offering could decrease our shareholder servicing costs by reducing the number of odd lot accounts and could further decrease our costs if the Offer results in the ability of the Company to deregister its common shares, the Company again determines to cease to be a reporting company, and the Company in fact ceases to be a reporting company; and

•	if in the future the Company re-establishes profitability from continuing operations and sustains earnings and cash flow and/or disposes of assets on a favorable basis, continuing shareholders may benefit therefrom.

If the Offer is completed, continuing holders (i.e., affiliated and unaffiliated holders of common shares who do not or cannot tender any shares in the Offer):

•	may suffer stagnation in or a decline in the value of their shares or losses upon the disposition of their shares if the Company does not re-establish profitability from continuing operations or is unable to sustain earnings and cash flow in the future or experiences an “ownership change” under Section 382 of the Code;

•	may suffer stagnation in or a decline in the value of their shares or losses upon the disposition of their shares if the Company’s continuing operations continue to underperform or further underperform and/or is forced to dispose of assets on an unfavorable basis;

•	will continue to be subject to risks associated with a smaller company with a smaller scope of business including a smaller base of potentially monetizable assets, if the Company’s results of operations decline, or if the Company is unable to maintain adequate working capital;

•	will own a proportionally greater investment in a company subject to actual and potential claims under leases, guaranties, disposition agreements, and other obligations relating to continuing and discontinued operations but with reduced cash assets as a result of the use of such cash to purchase shares in the Offer; and

•	will likely experience a reduction in the liquidity of Company shares due to a reduction in the “public float” (the number of our common shares owned by non-affiliated shareholders and available for trading in the securities markets).

Depending on the results of the Offer, we may also review whether continued incorporation under Ohio law is in the best interests of our shareholders. There can be no assurance as to the timing of any such evaluations or whether the Board or management will recommend or implement or seek to implement any changes. The foregoing lists of potential benefits and of potential risks and disadvantages to our shareholders should by no means be considered exhaustive or complete. See “Potential Effects of a Potential Deregistration Subsequent to the Offer” and see “Forward-Looking Statements.”

Effects on the Company: If the Offering is fully subscribed with valid tenders, we will pay $4,500,000 to purchase the shares. For details regarding the expected changes to the financial condition and results of operations of the Company, see Section 9. The Company does not anticipate that the Offer, even if fully subscribed, would result in an “ownership change” for purposes of Section 382 of the Code.

Effects on Rights of Common Shares: Except as noted in this Offer to Purchase, the rights associated with common shares will be unaffected by the Offer; there will be no changes with respect to dividend, voting, liquidation or other rights associated with the shares. Common shares acquired in the Offer will be cancelled and returned to the status of authorized but unissued shares. Although, the Company’s 2014 Shareholder Rights Plan and its 2016 Tax Benefits Preservation Rights Plan, and Tax Benefits Charter Amendment remain in full force and effect, the effect of any changes to existing ownership percentages solely as a result of a decrease in the number of shares outstanding as a result of the Offer will not trigger the respective rights plans. We have no current plans for reissuance of the shares to be purchased in the Offer.

Effects on the Company’s Executive Officers and Directors: As is more thoroughly discussed in Section 10, we expect that upon the completion of the Offer, our executive officers and directors will own approximately 74.6% of the Company’s outstanding common shares after the Offer depending on the exact number of shares purchased pursuant to the Offer.

Potential Effects of a Potential Deregistration Subsequent to the Offer.

If sufficient shares are tendered which result in SunLink having fewer than 300 shareholders of record and if the Board were to decide at that time that it was in the best interest of the Company to deregister the remaining outstanding shares, our duty to file periodic reports with the SEC thereafter would be suspended, and we would no longer be a public reporting company. In addition, we would be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. However, we would continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

If the Offer is completed and results in the ability of the Company to deregister its common shares, the Board were to thereafter determine that the Company should cease to be a reporting company, and the Company in fact ceases to be a reporting company, continuing holders (i.e. affiliated and unaffiliated holders of common shares who do not tender their shares in the Offer):

•	would likely have less access to information about the Company especially if such continuing holder is an unaffiliated shareholder; and

•	would likely experience a reduction in liquidity beyond any reduction which is likely to result solely from purchases of common shares pursuant to the Offer; and

•

would no longer have their SunLink shares listed on the NYSE MKT, and the continued quotation of such shares as well as the availability of any over-the-counter trading in our common shares will depend, in part, on the nature and extent of continued publicly available information about SunLink. Further, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by the rule (“Paragraph A Current Information”), and, based upon a review of such information together with any other documents and information required by the rule (“Paragraph B Information”), has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to the Financial Industry Regulatory Authority (“FINRA”) that the requirements of Rule 15c2-11 are being satisfied.

Although in the event of any deregistration, the Company would expect, at least initially, to continue to provide annual audited financial statements and proxy statements to its shareholders, there would be no requirement that it do so. Any proxy statement or information statement would no longer be required to contain information specified by the SEC. In addition, to the extent permitted by Ohio or other applicable law or the governing documents of the Company, as in effect at a future date, shareholder action could be taken by written consent without the necessity of furnishing shareholder with a proxy statement or information statement except for such information as may be required to be furnished or filed by applicable state law. Even if provided, such documents likely would not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements might not be accompanied by management’s discussion and analysis in the same detail, if at all. It would be more difficult for our shareholders to obtain information about us.

If we were to become a private company, we might reevaluate the size and composition of our board of directors and our existing management structure, particularly in the event we were to dispose of additional facilities and/or business segments. In such event, the Board may also review whether continued incorporation under Ohio law is in the best interests of our shareholders. There can be no assurance as to the timing of any such evaluations or, whether the Board will approve or management recommend or implement or seek to implement any changes.

If we were to become a private company, our “affiliates”, who consist of our executive officers, directors, and any shareholders who own more than 10% of the Company’s shares would be relieved from complying with the stock ownership reporting requirements and “short swing profit” trading restrictions under Section 16 of the Exchange Act, as well as many of the provisions of the Sarbanes-Oxley Act. Our affiliates also would lose the ability to dispose of their Company shares pursuant to the safe harbor, from the general registration requirement, of Rule 144 under the Securities Act of 1933, as amended, unless the Company makes certain information about the Company publicly available. Moreover, shares acquired upon the exercise of options under the Company’s equity plans likely would be “restricted securities” under Rule 144, which would restrict the ability of all option holders, whether or not directors or executive officers, to sell common shares acquired on the exercise of their options.

If SunLink were to become a private company, management estimates that we could potentially save approximately $500,000 in annual out-of-pocket costs associated with being a public company. In addition, management and employees would be able to reallocate time associated with our SEC reporting activities to other Company operations.

Such estimated annual out-of-pocket cost savings were calculated based on the following categories and estimated cost savings as follows:

Estimated Cost Savings
Staff and benefits	$90,000
Directors’ fees and expenses	40,000
Section 404 audit fees and other audit and tax fees	100,000
Legal fees	60,000
EDGAR formatting and filing costs	105,000
Printing and mailing costs	36,000
Shareholder relations	63,000
Miscellaneous	6,000

Total annual costs	$500,000

The annual cost savings set forth above were only estimates and did not include any allocation of compensation paid to officers and employees of the Company for time they spend on compliance with securities laws or any insurance cost savings resulting from being a private company. The actual savings which SunLink might realize from going private may be higher or lower than the prior estimates. Except as indicated, the estimates were based upon the (i) actual costs to us of the services and disbursements in each of the categories listed above that were reflected in recent financial statements and (ii) allocation to each category of management’s estimates of the portion of the expenses and disbursements believed to be solely or primarily attributable to our public reporting company status. In some, but not all, instances, these cost savings expectations were based on verifiable assumptions. For example, SunLink’s auditing fees would be reduced if SunLink ceased to be a public reporting company due to the elimination of fees for interim services. In addition, the costs associated with retaining legal counsel to assist us in complying with the Exchange Act reporting requirements would be eliminated if we no longer file reports with the SEC.

Fairness of the Offer

The Board believes that the Offer, as a whole, is procedurally and substantively fair to the unaffiliated shareholders of the Company, both those who tender their shares and receive payment and those who continue to hold the Company’s common shares after the Offer is completed. In making this determination, the Board considered factors it believed favored the fairness of the Offer, as well as factors that, from the perspective of an unaffiliated shareholder, may not have favored the fairness of the Offer. These factors considered both the substantive fairness (that is, the voluntary tender offer at a Purchase Price of $1.50 per share in cash) and the procedural fairness of the transaction. In reaching the determination that the Offer is fair to all of the Company’s shareholders, the Board considered all factors as a whole. In fixing the Purchase Price, the Board did not believe that the factors it considered enabled it to establish or that it could establish a single definitive valuation of a “fair price” or even a range of fair prices. To the extent such factors suggested a range of fair prices, the Board did not believe any point within any such general range was or would be more definitively fair than any other point within a range. Likewise, the Board did not believe that the factors which it determined were not material to its analysis and which were not considered would have assisted the Board in either establishing a single definitive valuation of a “fair price” or in fixing the upper and lower limits of a range of fair prices. Furthermore, the Board did not believe that a fairness opinion would have established a single definitive valuation but would, at best, have established a variety of values and a variety of ranges of fairness with no point within any such ranges being more definitively fair than any other point within such ranges. The Board did not undertake to establish the boundaries of any potential range of fairness and set the Purchase Price for the Offer at $1.50 per share following a general discussion by the Board based on a suggestion that such price would be fair based on the factors considered by the Board, primarily in light of the fact that such price would represent a premium to the market price of the Company’s common shares but a discount to the book value of such shares. The Board did not assign any specific weight to any specific factor. Individual directors may have given different weight to different factors. None of the factors that the Board considered, however, led the Board to believe that the Offer is unfair to any of our shareholders.

Among the factors favoring the fairness of the Offer were:

•	The Purchase Price is considerably higher than the most recent reported prices for the Company’s shares.

•	The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of shares on the open market due to the highly illiquid market for the Company’s shares.

•	Tendering holders may not incur brokerage commissions or other costs.

•	The Offer is voluntary; no shareholder is required to tender shares.

•	Notice of the Offer and disclosure of the implications and potential implications of the Offer are being provided to all shareholders.

•	The changing nature of certain of the healthcare markets in which the Company’s subsidiary businesses operate resulting in, among other things, substantial additional competition, and pressure from Federal and state programs (e.g., Medicare and Medicaid) and private payors to reduce reimbursement for healthcare services.

•	The Company has incurred losses from continuing operations in eight of the last nine fiscal quarters through the quarter ending September 30, 2016.

•	The Company, since July 1, 2012, has sold four hospitals and a medical office building complex and closed one hospital and has retained certain contingent liabilities in connection with such transactions. Further, the Company’s results from continuing operations remained weak during the quarter ended December 31, 2016; although the Company anticipates income from continuing operations for such quarter as a result of its sale of its Ellijay MOB Complex.

Among the factors not favoring the fairness of the Offer were:

•	The Purchase Price is substantially below the book value per share of the Company.

•	While the Offer is voluntary, shareholders will not be voting on the Offer.

•	The Company’s recent sale of its Dahlonega, GA hospital and Ellijay, GA medical office building complex were completed at prices in excess of book value.

Set forth below is a discussion of the material factors the Board considered in determining the substantive fairness of the Offer:

The Purchase Price is generally at a premium to recent reported prices for the Company’s shares. On January 5, 2017, the closing price for the Company’s common shares on the NYSE MKT was $1.12 per share. Over the twelve (12) months preceding announcement of the Offer, reported closing prices for the Company’s common shares have traded at less than $1.50 per share on every trading day. Closing prices for the common shares peaked at a closing high of $1.41 per share on August 26, 2016, with closing lows of $0.36 per share on February 19, 2016. The common shares have not traded at a closing price equal to or in excess of $1.50 since November 13, 2015. Although the Purchase Price generally provides a premium to recent closing prices for shareholders tendering their shares in the Offer, the Purchase Price is not believed to be too high to be unfair to non-tendering shareholders.

Because the common shares are thinly traded, the price at which SunLink shares may trade may change more erratically than stocks with a larger public float. The volume weighted average closing share price during 2016 was $0.98 and the volume weighted average monthly closing share price over such period ranged from a low of $0.36 to a high of $1.41.

The ability to tender shares to the Company avoids the volatility in price that might accompany a sale of the Company’s shares on the open market. The market for the Company’s common shares is illiquid. During the last three (3) months of 2016, the average daily volume as reported traded on the NYSE MKT was approximately 31,838 shares. SunLink believes an attempted sale of a significant number of shares at any given time likely would result in a significant drop in the price paid for those shares.

Tendering holders may not incur brokerage commissions or other material costs. Particularly for shareholders holding odd lots or a small number of shares of the Company of record, brokerage commissions could be significant to the amount the shareholder could obtain by selling common shares on the open market, especially in light of the price of the Company’s shares.

The Purchase Price is substantially below the current book value per share of the Company. At September 30, 2016, the Company’s book value per share was $2.39. However, the Company’s shares have not traded at closing prices equal to or greater than quarterly book value in the past five fiscal years. In light of the Company’s small size, it has no real “peer group” except for substantially larger companies which generally are engaged in one but not both of the business segments in which SunLink operates. Also, although the Board considered the fact that such larger “peer group” companies which are engaged in hospital operations are trading around book value, the Board gave little or no weight to such data due to a number of factors including the substantially greater financial resources and greater public float of such companies, as well as the Company’s belief that such “peer group” companies were better positioned to take advantage of benefits afforded to healthcare providers by the Affordable Care Act (ACA). For example, the ACA expands Medicaid coverage for most low-income adults to 138% of the federal poverty level in each state which elects to expand its Medicaid program. SunLink subsidiaries conduct hospital and nursing home operations solely in two states, Georgia and Mississippi, each of which has determined not to expand Medicaid coverage. The Company believes that as a result of the failure of such states to adopt the Medicaid expansion that its facilities receive fewer visits from patients covered by Medicaid and a higher number of uninsured or self-pay patients (resulting in more uncollectible revenues) than larger healthcare companies, including “peer group” companies which operate in more states, including states which have expanded their Medicaid programs. The conflicting forces of healthcare reform at the Federal and state levels as well as among commercial payors has made it difficult for the Company to anticipate its future direction, establish a sustainable cost structure, visualize future growth (particularly that is achievable with the Company’s limited capital) and, overall, has raised uncertainty as to when the Company might achieve consistent profitability from continuing operations. Although such larger “peer group” companies are trading around book value, the Company’s shares have not traded above or near its book value in recent periods. Furthermore, the Company has incurred losses from continuing operations for the period July 1, 2014 to September 30, 2016 of approximately $12.7 million, which includes approximately $7.7 million of non-cash income tax expense for changes in deferred income tax valuation allowances and approximately $0.9 million non-cash asset impairment charges and, in addition, has approximately $3.1 million of goodwill and purchase intangibles on its balance sheet relating primarily to the Specialty Pharmacy segment. Accordingly, the Board believes that some shareholders may appreciate the ability to sell their shares at the Purchase Price even though such price is below book value.

The Purchase Price was determined without regard to a specific determination of the going concern value of the Company. The Board did not engage financial advisors to perform nor did management perform any specific analysis to determine the going concern value of the Company because there are no appraisal rights available to any shareholder and because of the difficulty and speculative nature of such determination. Going concern value is often referred to as the “fair value” of the corporation as a whole, which is sometimes called its “enterprise value”. Phrased another way, going concern value is the value of a company as an operating venture. The difference between the liquidation value and the going-concern value is the value of intangibles associated with the running of the business, such as goodwill and intellectual property. The Company’s intellectual property consists largely of operating manuals and policies which are not unique in the healthcare industry and its electronic health records systems which are not proprietary to the Company. Accordingly, the Board did not believe any specific going concern value would exceed a range between the market price and the book value of the Company’s shares, each of which is disclosed in this Offer to Purchase. Furthermore, traditional valuation techniques are built on the assumption of a going concern, i.e., a business that has continuing operations and where there is no significant threat to these operations. In discounted cash flow valuations, which the Company believes many analysts implicitly consider to be a going concern valuation, this going concern assumption finds its place most prominently in the terminal value calculation, which usually is based upon an infinite life and ever-growing cash flows. In relative valuation, this going concern assumption often shows up implicitly because a company is valued based upon how other companies which may be more healthy are priced by the market. The Board did not believe that a discounted cash flow analysis would be particularly meaningful because of the lack of meaningful public companies comparable to SunLink, especially in light of its size, the underperformance of the Company in recent years, the fact that the Company has incurred losses from continuing operations in eight of the last nine fiscal quarters through the quarter ended September 30, 2016, continuing weak results from the Company’s operating businesses, the sale of all but one hospital, two nursing homes, the specialty pharmacy business, and certain non-operating assets since July 2012 and the prospects for the sale of additional assets or business segments, including underperforming assets. Accordingly, the Board did not believe that a going concern analysis or discounted cash flow analysis would be particularly meaningful in evaluating the fairness of the Offer or any future determination of the Company to go private.

The Purchase Price was determined without regard to a specific determination of the liquidation value of the Company. Although the Board briefly considered the question of the potential liquidation value with Company management, the Purchase Price was determined based primarily on the Company’s available cash and the premium to the market price. The Board did not obtain any appraisals or engage financial advisors to perform an analysis to determine the liquidation value of the Company because (A) there are no current plans to liquidate the Company, (B) the Company believes that any disposal of underperforming assets or of different business segments will continue to occur, if at all, over time, (C) of the difficulty and speculative nature of such determination, and (D) the objective in disposing of under-performing assets or one or more business segments is to return the Company to profitability, albeit as a much smaller company. In determining not to conduct a detailed liquidation analysis, the Board was cognizant of the fact that the potential disposition value of individual assets, facilities, and/or business segments are influenced by many factors beyond the operating performance of an individual facility, asset or segment. Such factors include but are not limited to many of the factors described elsewhere in this Offer to Purchase under “Forward-Looking Statements.” Additional factors include the number of competitors in the business segment or service area of the business or facility, the proximity of facilities to other existing and potential facilities, the demographics of the service area for the segment or facility, the financial condition and number of potential acquirers, the market share and/or market domination of competitors for the segment or facility, the ease of entry into the market, including whether a certificate of need or other regulatory approvals are required, the acquisition strategies of competitors, particularly local competitors, the desire of new companies to enter the market area, the availability of capital resources to potential acquirers, and more. Furthermore, the liquidation value of assets can vary significantly depending on the context of their potential disposition. As noted above, in considering whether to seek a formal liquidation analysis, the Board discussed with management potential liquidation value. Management informed the Board that management’s current, informal estimates of such value, based solely on internal estimates, not based on any recent appraisals or third-party transaction data, and subject to the issues noted above, of what management considered might be the potential range for liquidation value for the Company (as a public reporting company) would be between $1.91 per share and $2.21 per share based in part upon estimates of prices obtained from the sale of SunLink hospital facilities since 2012, the cost of extinguishing the Company’s recorded liabilities, and the expected decline in cash during a liquidation period with no point within such range being more probable. Management noted that such estimate was based on an assumed liquidation period of 24 months and was after estimates for taxes (and including the utilization of tax net operating losses), transaction costs, and net proceeds and was based on the then current numbers of shares outstanding and the on-going expenses of the Company as a public reporting company. Such estimate did not include a valuation of potential contingent liabilities that the Company may have to recognize in the future as a result of its multiple asset sales transactions, two hospital closures, and other unknown factors. Such informal estimates were less than the book value per share of the Company but higher than recent market prices. Management cautioned that such estimate was extremely informal and was not intended to be relied on by any third parties, and that ultimately any liquidation may result in a liquidation value which falls materially outside the range estimated above. Given the many uncertainties associated with management’s estimate of potential liquidation valuation and for the other reasons noted above, the Board did not consider that such informal estimates were particularly relevant and, at best, simply one of several factors to be considered in evaluating the fairness of the Offer or any subsequent determination of the Company to go private if the results of the Offer would allow SunLink to deregister its shares.

The Purchase Price also was determined in light of the Company’s financial performance generally. In addition to the foregoing factors, SunLink’s Board considered the Company’s financial performance to date generally and as discussed above, including its regular and continuing losses from operations and its generally negative cash flow from operations. However, there was no specific further quantitative analysis or specific methodology used to calculate the per share offer price.

Set forth below is a discussion of the factors the Board considered in determining the procedural fairness of the transaction.

The Offer was approved by a unanimous vote of the Board. Because all of the Company’s directors except for Mr. Thornton are non-employee directors and the tender by any holder is voluntary, the Board did not retain a financial advisor to assist it in determining a price for the Offer, did not obtain a fairness opinion, and did not appoint anyone to negotiate on behalf of the shareholders in setting the Purchase Price. The Board chose not to form a special committee of the Board to evaluate the Offer. The Board believed there would be no added benefit to shareholders to obtain a third party fairness opinion or to retain a negotiator. We have not made any provision in connection with the Offer to grant unaffiliated shareholders access to the Company’s corporate files or to obtain counsel or appraisal services at Company expense. The Board determined that this Offer provides adequate information for unaffiliated shareholders to make an informed decision with respect to the Offer. The Board believes that the transaction is procedurally fair to unaffiliated shareholders based upon the facts that the Offer is voluntary, and the shareholders are being provided with full disclosure of the terms and conditions of the Offer and all information about the Company which the Board, after consultation with management, believes is material to making a decision, and the shareholders are being provided sufficient time to consider the Offer.

The Offer is voluntary, but there will not be a shareholder vote. There will be no shareholder vote on the Offer; instead the Offer permits each shareholder to decide for himself or herself whether the price is fair. Any shareholder who does not like the price to be paid may refrain from participation in the Offer and either remain a shareholder or sell shares on the open market.

Notice of the Offer and disclosure of the implications is being provided to all shareholders. Shareholders are able to make an informed decision with respect to what is in a shareholder’s best interests.

If the Offer results in the number of shareholders falling below 300 and the Company were to determine to deregister its common shares under the Exchange Act, the Offer provides the information the Company would be required to provide if it were actively pursuing a going private strategy. By providing the Company’s shareholders with the information which the Company would be required to provide such shareholders with if the Company were actively to pursue a going private strategy, shareholders are able to evaluate the potential benefits and detriments of the Company deregistering its shares in the event that a consequence of the Offer is the ability of the Company to deregister the shares under the Exchange Act as well as the information that previously led the Company to actively pursue such strategy including the 2013 Odd Lot Offer. The 2013 Odd Lot Offer resulted in a limited number of tenders and a limited reduction in the number of registered holders, and the Company did not become eligible to de-register its shares. However, such results may not be indicative of whether current odd lot holders will participate in the current Offer or if such holders do participate the extent to which such holders will participate, if at all.

Additional Background to the Offer.

The 2013 Odd Lot Offer

The Board and management of SunLink periodically have discussed the costs versus the benefits of SunLink continuing as a public company. In August 2012, the Company evaluated the savings that would be obtained from the elimination of just the “odd lot” shareholder accounts (accounts that hold 99 or fewer shares) and whether an odd lot tender offer would allow the Company to deregister its shares. Although the Company concluded a successful odd lot tender offer for all of the odd lot accounts would have reduced its annual shareholder account servicing expenses, the Board and management also concluded, at that time, that the substantial costs of such an offer in light of the Company’s then available cash, the need and costs of obtaining consents under the Company’s then existing credit facility, the uncertainty of response rates, and the on-going public company compliance costs that would continue after any such offer did not justify making such an offer.

During October and November of 2012, the Company again considered the costs versus the benefits of SunLink remaining a public company. The Board discussed alternative methods of reducing the number of shareholders of record, including the advantages and disadvantages of a tender offer to purchase a specified dollar value of the Company’s common shares which would have been open to all holders of the Company’s common shares. The Board deferred any determination with respect to any tender offer at that time due to, among other things, the Company’s debt level, uncertainty in the Company’s operations, the advisability of using cash on hand for other corporate purposes, including to fund expenditures in order for the Company’s hospital to continue to qualify for electronic health records reimbursement incentive payments, and the Company’s then-pending sale of it now former Dexter Hospital. At such time, the Board determined to not undertake any tender offer unless the tender offer could be conditioned on the closing of the sale of the Company’s Dexter Hospital or would occur after the closing of the sale of its now former Dexter Hospital. The sale of the Company’s former Dexter Hospital occurred on December 31, 2012.

At two meetings in January 2013, the Board again considered a potential tender offer for a fixed dollar amount of the Company’s common shares in light of a number of factors with respect to the Company’s operations and financial condition as well as, among other things, management’s recommendation to offer an early tender payment to each tendering holder and the inability to offer such early tender payment except in an offer made solely to odd lot holders as of a specified date. At the second January meeting, the Board determined to proceed with a tender offer solely to odd lot holders at a price of $1.50 per share plus a $100 per holder payment to each tendering odd lot holder who tendered all of such holder’s shares before a specified date. The Board concluded that such odd lot offer, if fully subscribed might reduce the number of holders of record of the Company’s common shares to less than 300 and allow the Company to deregister its common shares. In approving the 2013 Odd Lot Offer, the Board noted that such odd lot offer would provide liquidity to the odd lot holders and potentially allow the Company to deregister its common shares based on a relatively minor expenditure of funds. The Board noted that after completion of the 2013 Odd Lot Offer and an evaluation of the effects of the completion of such offer that the Board could again consider whether it would be in the best interests of the Company’s remaining shareholders to consider providing them with a liquidity opportunity, including in the form of a tender offer open to all shareholders, especially if the Company’s goal of ceasing to be a public company could be effected as a result of the completion of the 2013 Odd Lot Offer. The 2013 Odd Lot Offer was not fully subscribed and upon its conclusion on March 26, 2013 the Company had received tenders from only 68 holders who tendered in the aggregate only 2,705 shares. As a result of the completion of the 2013 Odd Lot Offer, the Company had approximately 9,443,334 common shares issued and outstanding and held by approximately 480 shareholders of record. As of January 5, 2017, the Company has approximately 9,443,408 common shares issued and outstanding and held by 408 holders of record.

Developments After the 2013 Odd Lot Offer

The 2013 Odd Lot Offer concluded on March 26, 2013. Subsequent to the conclusion of the 2013 Odd Lot Offer, SunLink has continued to focus its business strategy on improving internal operations of its existing healthcare facilities and its pharmacy business. SunLink likewise has continued its focus—which began in fiscal

2012—on the disposition of underperforming hospital facilities, rather than acquisition of additional healthcare facilities, due to the Company’s financial position and continued need to reduce its leverage and interest expense, as well as the changing nature of certain of the markets in which its healthcare subsidiaries operate which has resulted in, among other things, substantial additional competition, and pressure from Federal and state programs (e.g., Medicare and Medicaid) and private payors to reduce reimbursement for healthcare services.

In July 2012, a subsidiary of the Company sold its Adel, Georgia hospital and its related nursing home; in December 2012, a subsidiary of the Company sold its Dexter, Missouri hospital and its related home health agency; in December 2014 and, subsequent to the 2013 Odd Lot Offer, a subsidiary of the Company sold its Fulton, Missouri hospital; in August 2016, a subsidiary of the Company sold its Dahlonega, Georgia hospital; and in December 2016, a subsidiary of the Company sold a medical office building complex and land in Ellijay, Georgia. As a result of the sale of these assets, the efforts to improve operations of its remaining facilities in the Healthcare Facilities segment, and the efforts to improve operations in its Specialty Pharmacy Segment, the Company has reduced its debt from approximately $29 million at June 30, 2012 to approximately $9.6 million at September 30, 2016, and approximately $7.5 million at December 31, 2016. Further, the Company’s results from continuing operations remained weak during the quarter ended December 31, 2016; although the Company anticipates income from continuing operations for such quarter as a result of its sale of its Ellijay MOB Complex.

At September 30, 2016, the Company had cash and cash equivalents of approximately $12.8 million. The Company estimates that at December 31, 2016 it had aggregate cash and cash equivalents available to fund working capital, capital expenditures, commitments, payments of principal and interest on borrowings, and the offer of approximately $14.6 million. However, the Company has incurred losses from continuing operations in eight of the last nine fiscal quarters through the quarter ending September 30, 2016.

The Company believes both its one remaining hospital facility, its two remaining nursing homes, and its specialty pharmacy business are currently underperforming. The Company is currently seeking to improve the operations of its one hospital and two nursing homes, and the Company has engaged advisors to assist it in evaluating the possible sale of its specialty pharmacy business. There can be no assurance that any further dispositions will be authorized by the Company’s Board of Directors or, if authorized, that any such transactions will be completed or, if completed, will result in a gain or net cash proceeds to the Company after transaction costs, taxes, and outstanding debt.

Subject to the risks and uncertainties discussed herein, we believe we have adequate financing and liquidity to support our current level of operations through at least the next twelve months even if the Offer is fully subscribed.

At its November 7, 2016 meeting, the Board considered management’s recommendation, in light of the Company’s cash assets, for a tender offer to provide all of the Company’s shareholders with an opportunity to obtain liquidity with respect to at least a portion of their shares.

At a meeting on January 5, 2017, the Board approved management’s recommendation of a tender offer to purchase shares for an aggregate consideration of $4,500,000 funded from the Company’s cash on hand. In approving such recommendation the Board considered the impact of the use such funds on the Company’s working capital, the absence of desirable acquisition opportunities, and the prospects for the sale of certain assets of the Company. The Board concluded that subject to the risks and uncertainties discussed in the Company’s periodic reports that the Company would have adequate financing and liquidity to support its current level of operations through at least the next twelve months even if the Offer is fully subscribed.

In light of the possibility that a tender offer could result in a reduction in the number of holders of record to fewer than 300 and the fact that in such event the Board might again consider the merits of deregistering the shares, the Board also considered the fairness of the Purchase Price based on the assumption that the same factors which had previously led management to recommend and the Board to approve an affirmative going-private strategy in 2013 might lead management to recommend and the Board to approve such action if circumstances permitted. The Board considered that even if the Offer provided the Company with the ability to deregister its common shares and even if the Board were to determine that such deregistration was in the best interests of the Company, SunLink’s business and operations would, at least in the short term, continue substantially as they are presently conducted, subject to the potential disposition of additional assets, and the executive officers and directors of the Company would not, at least in the short term, immediately change. Accordingly, the Board concluded that the Company’s shareholders could and should be able to evaluate the Offer on the basis that the Offer was “reasonably likely” to result in a going private transaction and that the Offer should provide the disclosure required by applicable law with respect to a going private transaction.

Upon determining that the Offer taken as a whole would be both procedurally and substantively fair to unaffiliated shareholders of the Company, including determining that the Purchase Price would be fair to unaffiliated shareholders who tendered their shares and to shareholders who did not tender their shares, the Board authorized management and the Company’s legal advisors to proceed with the Offer.

Other Plans or Proposals.

Except as disclosed or incorporated by reference in this Offer to Purchase, SunLink currently has no definitive plans or proposals that relate to or would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving SunLink or any of its material subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of SunLink or any of its subsidiaries;

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of SunLink;

•	any material change in the present board of directors or management of SunLink, including, but not limited to, any plans or proposals to change the number or the term of directors or to change any material term of the employment contract of any executive officer;

•	any other material change in SunLink corporate structure or business;

•	the acquisition by any person of additional securities of SunLink, or the disposition by any person of securities of SunLink, other than in connection with awards granted to certain employees (including directors and officers) under existing equity incentive plans;

•	any changes in SunLink’s Articles of Incorporation or Code of Regulations or other governing instruments or other actions that could impede the acquisition of control of SunLink;

•	any class of equity securities of SunLink becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act or ceasing to be authorized for listing on the NYSE MKT; or

•	the suspension of SunLink’s obligation to file reports under the Exchange Act.

Section 3. Procedures for Tendering Shares

Valid Tender of Shares.

For shares to be tendered validly in the Offer:

•	the certificates for common shares, or confirmation of receipt of the shares pursuant to the procedure for book-entry transfer set forth below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal, must be received prior to the Expiration Time by the Depositary at its address set forth on the back cover page of this Offer to Purchase; or

•	the tendering shareholder must, prior to the Expiration Time, comply with the guaranteed delivery procedure set forth below.

Shareholders holding shares in a brokerage account or otherwise through a broker, dealer, commercial bank, trust company or other nominee, must contact their broker, dealer, commercial bank, trust company or other nominee in order to tender their shares. Shareholders who hold shares through nominee shareholders are urged to consult their broker or other nominees to determine whether any charges may apply if shareholders tender shares through such nominees and not directly to the Depositary.

Odd Lot Holders must tender all of their shares and also complete the section entitled “Odd Lots” in the Letter of Transmittal and, if applicable, in the Notice of Guaranteed Delivery, if they wish to qualify for the preferential treatment available to Odd Lot Holders as described in Section 1.

Shareholders may not make any conditional tenders. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS WITH RESPECT TO THE EFFECT OF PRORATION OF THE OFFER. See Section 13.

Signature Guarantees and Method of Delivery.

If a certificate for our common shares is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or shares not purchased or tendered are to be issued, to a person other than the registered holder of the certificate surrendered, then the tendered certificate must be endorsed or accompanied by an appropriate stock power, signed in either case exactly as the name of the registered holder appears on the certificate, with the signature guaranteed by an Eligible Institution (as defined below). No signature guarantee is required if:

•	the Letter of Transmittal is signed by the registered holder of the shares tendered and the holder has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal; or

•	shares are tendered for the account of a broker, dealer, commercial bank, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or a broker, dealer, commercial bank, credit union, savings association or other entity that is also an “eligible guarantor institution,” as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “Eligible Institution”).

In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for the shares (or a timely confirmation of the book-entry transfer of the shares into the Depositary’s account at DTC, as described below), a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including certificates for our common shares, the Letter of Transmittal and any other required documents, including delivery through DTC, is at the sole election and risk of the tendering shareholder. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, then registered mail with return receipt requested, validly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

All deliveries made in connection with the Offer, including a Letter of Transmittal and certificates for shares, must be made to the Depositary and not to us, the Information Agent or DTC. Any documents delivered to us, the Information Agent or DTC will not be forwarded to the Depositary and therefore will not be deemed to be validly tendered.

Book-Entry Delivery.

The Depositary will establish an account with respect to the shares for purposes of the Offer at DTC within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in

DTC’s system may make book-entry delivery of the shares by causing DTC to transfer those shares into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of shares may be effected through a book-entry transfer into the Depositary’s account at DTC, either (1) a validly completed and duly executed Letter of Transmittal, with any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at its address set forth on the back cover page of this Offer to Purchase prior to the Expiration Time or (2) the guaranteed delivery procedure described below must be followed if book-entry transfer of the shares cannot be effected prior to the Expiration Time.

The confirmation of a book-entry transfer of shares into the Depositary’s account at DTC is referred to in this Offer to Purchase as a “book-entry confirmation.” Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgement from the participant tendering shares through DTC that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal and that SunLink may enforce such agreement against that participant.

Guaranteed Delivery.

If a shareholder desires to tender shares in the Offer and the shareholder’s share certificates are not immediately available or cannot be delivered to the Depositary prior to the Expiration Time (or the procedures for book-entry transfer cannot be completed on a timely basis), or if time will not permit delivery of all required documents to the Depositary prior to the Expiration Time, the shares may still be tendered if all of the following conditions are satisfied:

•	the tender is made by or through an Eligible Institution;

•	the Depositary receives by mail, overnight courier or facsimile transmission, prior to the Expiration Time, a validly completed and duly executed Notice of Guaranteed Delivery in the form SunLink has provided with this Offer to Purchase, including (where required) a signature guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery; and

•	the certificates for all tendered shares, in proper form for transfer (or confirmation of book-entry transfer of the shares into the Depositary’s account at DTC), together with a validly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any required signature guarantees and other documents required by the Letter of Transmittal, are received by the Depositary within three business days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Shareholders may contact the Information Agent, or their broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is on the back cover page of this Offer to Purchase.

Return of Unpurchased Shares.

If any tendered shares are not purchased, or if less than all shares evidenced by a shareholder’s certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of the Offer or the proper withdrawal of the shares, or, in the case of shares tendered by book-entry transfer at DTC, the shares will be credited to the appropriate account maintained by the tendering shareholder at DTC, in each case without expense to the shareholder.

U.S. Federal Income Tax Backup Withholding.

Under the U.S. federal income tax backup withholding rules, a portion (28% under current law) of the gross proceeds payable to a shareholder or other payee pursuant to the Offer may be withheld and remitted to the IRS, unless the shareholder or other payee (i) establishes that it is an “exempt recipient” (as described below) or (ii) provides its taxpayer identification number (employer identification number or social security number) to the Depositary, or other withholding agent (as payer), as well as certain other information and certifies under penalties of perjury that the number is correct, the shareholder is a U.S. person and the shareholder is not subject to backup withholding. Therefore, each tendering shareholder that is a United States Holder (as defined in Section 13) should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding unless the shareholder otherwise establishes to the satisfaction of the Depositary, or other withholding agent, that the shareholder is not subject to backup withholding. If a United States Holder does not provide the Depositary, or other withholding agent, with the correct taxpayer identification number, the United States Holder may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures.

Certain “exempt recipients” (including, among others, generally all corporations and certain Non-United States Holders (as defined in Section 13)) are not subject to backup withholding. In order for a Non-United States Holder to qualify as an exempt recipient, that shareholder should submit an appropriate IRS Form W-8, signed under penalties of perjury, attesting to that shareholder’s exempt status. This statement can be obtained from the IRS website at www.irs.gov. See Instruction 3 of the related Letter of Transmittal.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

For a discussion of U.S. federal income tax consequences to tendering shareholders, see Section 13.

United States Federal Withholding Tax on Payments to Non-United States Holders.

Even if a Non-United States Holder has provided the required certification to avoid backup withholding, the Depositary, or other withholding agent, will withhold an amount equal to 30% of the gross payments payable to the Non-United States Holder or his or her agent unless (a) the Depositary, or other withholding agent, determines that a reduced rate of withholding is available under a tax treaty or (b) an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business within the United States (and, if a treaty applies, the gross proceeds are attributable to a United States permanent establishment maintained by such Non-United States Holder) (See Section 13).

To obtain a reduced rate of withholding under a tax treaty, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8BEN (or other applicable form). To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-United States Holder must deliver to the Depositary, or other withholding agent, a validly completed and executed IRS Form W-8ECI before the payment is made. The Depositary, or other withholding agent, will determine a shareholder’s status as a Non-United States Holder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding, valid certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that reliance is not warranted.

As discussed in more detail in Section 13, a Non-United States Holder may be eligible to obtain a refund of all or a portion of any amount withheld from the IRS if (a) the Non-United States Holder meets the “complete termination,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described in Section 13 that would characterize the transaction as an exchange (as opposed to a distribution) with respect to which the Non-United States Holder is not subject to tax, or (b) is otherwise able to establish that no tax or a reduced amount of tax is due.

Non-U.S. Holders are urged to consult their tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the IRS refund procedure.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects.

All questions as to the number of shares to be accepted and the validity, form, eligibility, including time of receipt, and acceptance for payment of any tender of shares will be determined by SunLink, in its sole discretion, and will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. SunLink reserves the absolute right to reject any or all tenders of any shares that it determines are not in proper form or the acceptance for payment of or payment for any shares which it determines may be unlawful. SunLink also reserves the absolute right to waive any of the conditions of the Offer prior to the Expiration Time with respect to all tendered shares. SunLink also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular shares, whether or not SunLink waives similar defects or irregularities in the case of any other shareholder. No tender of shares will be deemed to have been validly made until all defects or irregularities have been cured by the tendering shareholder or waived by SunLink. SunLink will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of shares. None of SunLink, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of them incur any liability for failure to give any such notice.

Tendering Shareholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement.

It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender shares for such person’s own account unless, at the time of tender and at the end of the proration period or period during which shares are accepted by lot, such person has a “net long position” (i.e., more shares held in long positions than in short positions) in (1) a number of shares that is equal to or greater than the amount tendered and will deliver or cause to be delivered such shares for the purpose of tendering to us within the period specified in the Offer or (2) other securities immediately convertible into, exercisable for or exchangeable into a number of shares (“Equivalent Securities”) that are equal to or greater than the number of shares tendered and, upon the acceptance of such tender, will acquire such shares by conversion, exchange, or exercise of such Equivalent Securities and will deliver or cause to be delivered such shares so acquired for the purpose of tender to us within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder’s acceptance of the terms and conditions of the Offer, as well as the tendering shareholder’s representation and warranty to us that (i) such shareholder has a “net long position” in a number of shares or Equivalent Securities at least equal to the shares being tendered within the meaning of Rule 14e-4 and (ii) such tender of shares complies with Rule 14e-4. Our acceptance for payment of shares tendered in the Offer will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Lost or Destroyed Certificates.

If any certificate representing any of our common shares has been lost or destroyed, the shareholder should promptly notify the Depositary at the phone number or address set forth on the back cover page of this Offer to Purchase. The Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed certificates have been followed. Shareholders are requested to contact the Depositary immediately in order to permit timely processing of this documentation.

Certificates for shares, together with a validly completed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be delivered to the Depositary and not to SunLink, the Information Agent or DTC. Any certificates delivered to SunLink, the Information Agent or DTC will not be forwarded to the Depositary and will not be deemed to be validly tendered.

Section 4. Withdrawal Rights

Shares tendered in the Offer may be withdrawn at any time prior to the Expiration Time. In addition, unless SunLink has already accepted your tendered shares for payment, you may withdraw your tendered shares at any time after the end of the day, 12:00 midnight, New York City time, on March 9, 2017, the expiration of 40 business days from the commencement of the Offer. Except as otherwise provided in this Section 4, tenders of shares pursuant to the Offer are irrevocable.

For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received in a timely manner, as described in the immediately preceding paragraph, by the Depositary at its address set forth on the back cover page of this Offer to Purchase, and any notice of withdrawal must specify the name of the tendering shareholder, the number of shares to be withdrawn and the name of the registered holder of the shares to be withdrawn, if different from the person who tendered the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, before the release of those certificates, the tendering shareholder also must submit the serial numbers shown on those particular certificates for shares to be withdrawn and, unless an Eligible Institution has tendered those shares, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at DTC to be credited with the withdrawn shares and must otherwise comply with DTC’s procedures.

All questions as to the form and validity, including the time of receipt, of any notice of withdrawal will be determined by SunLink, in its sole discretion and such determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. SunLink reserves the absolute right to waive any defect or irregularity in the notice of withdrawal or method of withdrawal of shares by any shareholder, whether or not SunLink waives similar defects or irregularities in the case of any other shareholder. None of SunLink, the Depositary, the Information Agent, DTC or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any such notice.

Withdrawals may not be rescinded, and any shares validly withdrawn will be deemed not validly tendered for purposes of the Offer. However, validly withdrawn shares may be re-tendered prior to the Expiration Time by again following one of the procedures described in Section 3.

If SunLink extends the Offer, is delayed in its purchase of shares, or is unable to purchase shares pursuant to the Offer for any reason, then, without prejudice to SunLink rights under the Offer, the Depositary may, subject to applicable law, retain tendered shares on behalf of SunLink, and such shares may not be withdrawn, except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4 (subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the Offer shall either pay the consideration offered, or return the tendered securities promptly after the termination of the Offer).

Section 5. Purchase of Shares and Payment of Purchase Price

Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Time, we will accept for payment and pay an aggregate purchase price of up to $4,500,000 for shares that are validly tendered and not validly withdrawn prior to the Expiration Time. For purposes of the Offer, we will be deemed to have accepted for payment, subject to the “odd lot” priority and proration provisions of the Offer, shares that are validly tendered and not validly withdrawn, only when, as and if we give oral or written notice to the Depositary of our acceptance of the shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, we will accept for payment and pay the Purchase Price per share for all of the shares accepted for payment pursuant to the Offer promptly after the Expiration Time. In all cases, payment for shares tendered and accepted for payment pursuant to the Offer will be made promptly, taking into account any time necessary to determine any proration, but only after timely receipt by the Depositary of (1) certificates for shares, or a timely book-entry confirmation of the deposit of shares into the Depositary’s account at DTC, (2) a validly completed and duly executed Letter of Transmittal including any required signature guarantees, or, in the case of a book-entry transfer, an Agent’s Message, and (3) any other required documents.

We will pay for shares purchased pursuant to the Offer by depositing the aggregate purchase price for the shares with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from us and transmitting payment to the tendering shareholders.

In the event of proration, we will determine the proration factor and pay for those tendered shares accepted for payment promptly after the Expiration Time. However, we do not expect to be able to announce the final results of any proration or commence payment for any shares purchased pursuant to the Offer until approximately four (4) business days after the Expiration Time. Certificates for all shares tendered and not purchased, including shares not purchased due to proration, will be returned or, in the case of shares tendered by book-entry transfer, will be credited to the account maintained with DTC by the participant who delivered the shares, to the tendering shareholder at our expense promptly after the Expiration Time or termination of the Offer.

Under no circumstances will we pay interest on the Purchase Price, even if there is any delay in making payment. In addition, if certain events occur prior to the Expiration Time, we may not be obligated to purchase shares pursuant to the Offer. See Section 6.

We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased pursuant to the Offer. If, however, payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or the other person), payable on account of the transfer to the person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption from payment of the stock transfer taxes, is submitted to the Depositary.

Section 6. Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to Rule 14e-1(c) promulgated under the Exchange Act, if at any time on or after January 10, 2017 and prior to the time of the expiration of the Offer, any of the following events occur or are determined by us to have occurred, and, in our reasonable judgment in any such case and regardless of the circumstances giving rise to the event or events, such event or events makes it inadvisable to proceed with the Offer or with acceptance for payment for the shares in the Offer:

(a) there shall have been, instituted, pending or taken before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which:

(i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acceptance for payment of, or payment for, some or all of the shares under the Offer, or is otherwise related in any manner to, or otherwise affects, the Offer; or

(ii) could, in our reasonable judgment, materially affect our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or other), income, operations or prospects, or the ownership of our shares;

(b) there shall have been any action pending or taken, or any announcement of approval withheld, or any statute, rule or regulation or announced to be invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above;

(c) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

(d) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;

(e) the commencement or escalation of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States, any of its states or territories or armed forces, including but not limited to an act of terrorism;

(f) any change or event occurs or is discovered relating to our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares, which, in our reasonable judgment, would have, a material adverse effect on our business, general affairs, management, financial position, shareholders equity, income, results of operations, condition (financial or otherwise), operations or prospects or in ownership of our shares; provided that notwithstanding the foregoing, the Offer is not conditioned on the receipt of financing;

(g) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof;

(h) a tender or exchange offer with respect to some or all of our outstanding shares or any other merger, acquisition, business combination or other similar transaction with or involving us is proposed, announced or made by any other person or we enter into a definitive agreement or agreement in principle with any person with respect to any merger, acquisition, business combination or other similar transaction;

(i) we learn that any person or “group,” within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares, or any new group is formed that beneficially owns more than 5% of our outstanding shares (in each case, other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the Securities and Exchange Commission before January 10, 2017 or in any subsequent Schedule 13G filed with the Securities and Exchange Commission) or any current holder of 5% or more of our shares acquires or proposes to acquire an additional 2% or more of our shares;

(j) any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 reflecting an intent to acquire us or any of our shares;

(k) any approval, permit, authorization, favorable review or consent of any United States or foreign governmental, regulatory or administrative agency or authority or any third party consents required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to SunLink, in its reasonable judgment; or

(l) legislation amending the Code (as defined herein), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the completion of the Offer in any manner that would adversely affect us or any of our affiliates.

The conditions listed above are for our sole benefit and we may assert those conditions regardless of the circumstances that give rise to the conditions and we may, in our sole discretion, waive any of the conditions listed above, in whole or in part, prior to the time of the expiration of the Offer.

Section 7. Trading Market; Price Range of Shares; Dividend Policy; Prior Stock Purchases

Our shares are listed and traded on the NYSE MKT under the symbol “SSY”. The high and low closing sales prices per share for each fiscal quarterly period to date in fiscal 2017 and for each quarterly period in fiscal 2016 and in fiscal 2015, respectively, are as follows:

	High	Low
Fiscal Year Ending June 30, 2017
Third Quarter (through January 5, 2017)	$1.13	$1.12
Second Quarter	$1.31	$1.01
First Quarter	$1.41	$0.50

Fiscal Year Ended June 30, 2016
Four Quarter	$0.77	$0.45
Third Quarter	$0.98	$0.36
Second Quarter	$1.82	$0.86
First Quarter	$1.83	$1.51

Fiscal Year Ended June 30, 2015
Fourth Quarter	$1.70	$1.36
Third Quarter	$1.74	$1.30
Second Quarter	$1.84	$1.25
First Quarter	$1.62	$1.13

On January 6, 2017, the reported closing price of our common shares on NYSE MKT was $1.46 per share. On January 5, 2017, the last full trading day prior to the announcement of the Offer, the reported closing price of our common shares on the NYSE MKT was $1.12 per share. You are urged to obtain current market quotations for our common shares before deciding whether to tender your shares pursuant to the Offer.

SunLink does not currently pay cash dividends and has not paid any cash dividends for at least the last two fiscal years. Historically SunLink has retained its earnings for use in the operation of its business and, therefore, does not anticipate declaring or paying regular cash dividends in the foreseeable future. Any future determination to declare or pay cash dividends will be determined by SunLink’s Board and will depend on SunLink’s financial condition, results of operations, business, prospects, capital requirements, credit agreements, and such other matters as the Board may consider relevant.

SunLink has not purchased any of its common shares nor made any underwritten public offering of its common shares to date in fiscal 2017 nor did it purchase or make any underwritten public offering of any of its common shares in the fiscal years ending June 30, 2016 and June 30, 2015, respectively.

Section 8. Source and Amount of Funds

The aggregate purchase price for the shares tendered in the Offer is estimated to be approximately $4,500,000 unless the Offer is undersubscribed. We expect to fund the purchase of the shares tendered in the Offer from existing cash on hand. The Offer is not conditioned on the receipt of financing. There are currently no alternative financing plans or arrangements for the transaction.

Section 9. Certain Information Concerning the Company

General.

We are a healthcare company and our business is composed of two business segments, the Healthcare Facilities Segment and the Specialty Pharmacy Segment. Our subsidiaries operate one community hospital in Mississippi and two nursing homes, one in Georgia and one in Mississippi. All three of the facilities are owned. Our community hospital is an acute care hospital and has a total of 84 licensed beds. Our nursing homes have a total of 166 licensed beds. A subsidiary owns several acres of unimproved land in Dahlonega, Lumpkin County, Georgia. Another subsidiary also owns a closed hospital and a medical office building that is currently vacant except for office space rented by an unaffiliated healthcare provider. Our Specialty Pharmacy Segment subsidiary operates a specialty pharmacy business in Louisiana with four service lines. All of our healthcare operations are conducted through our direct and indirect subsidiaries.

Our executive offices are located at 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339, and our telephone number is (770) 933-7000. Our website address is www.sunlinkhealth.com. Information contained on our website is neither part of, nor incorporated by reference into, this Offer to Purchase.

Where You Can Find More Information.

We are subject to the informational filing requirements of the Exchange Act and, in accordance with these requirements, are obligated to file reports and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their compensation, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our shareholders and filed with the SEC. In connection with this Offer, we have also filed a Tender Offer Statement on Schedule TO, which includes additional information and documentation with respect to the Offer.

Incorporation by Reference.

The rules of the SEC allow us to “incorporate by reference” information into this Offer, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. This Offer incorporates by reference the documents listed below, including the financial statements and the notes related thereto contained in those documents that have been previously filed with the SEC. These documents contain important information about us.

Annual Report on Form 10-K	Fiscal Year ended June 30, 2016; Filed September 30, 2016.

Quarterly Reports on Form 10-Q	Quarter ended September 30, 2016; Filed November 10, 2016.

Definitive Proxy Statement on Schedule 14A	Filed on September 30, 2016.

Current Report on Form 8-K	Filed on November 14, 2016.

Current Report on Form 8-K	Filed on December 22, 2016.

You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at our principal executive office at the following address:

SunLink Health Systems, Inc.

900 Circle 75 Parkway

Suite 1120

Atlanta, Georgia 30339,

United States

Telephone: (770) 933-7000

Copies of these filings are also available, without charge, on our website at www.sunlinkhealth.com.

Ratio of Earnings to Fixed Charges.

The following table shows the Company’s ratio of earnings to fixed charges for the fiscal years completed June 30, 2016 and 2015 and the three months ended September 30, 2016 and 2015.

(All amounts in thousands, except per share amounts)

	For the
	Fiscal Years Ended June 30,		Three Months Ended September 30,
	2016	2015	2016	2015
Fixed Charge Ratios	(8.73)	1.60	(5.00)	(6.37)
Earnings from Continuing Operations before tax	$(7,356)	$1,380	$(1,106)	$(1,382)
Interest expense	$843	$861	$221	$217

Selected Historical and Pro Forma Financial Information.

The following tables show (1) selected historical financial information about the Company for the fiscal years ended June 30, 2016 and 2015 and the three months ended September 30, 2016 and 2015; (2) selected pro forma financial information as of and for the fiscal year ended June 30, 2016 and the three months ended September 30, 2016, assuming (a) the purchase of an estimated 3,000,000 shares in the Offer at the purchase price of $1.50 per share, (b) the payment of the fees and expenses related to the offer of approximately $200,000, and (c) the sale of a medical office building complex in Ellijay, Georgia (the “Ellijay MOB Complex”).

On December 16, 2016, one of the subsidiaries of the Company sold its Ellijay MOB Complex comprised of land and three buildings in Ellijay, Georgia for $4,900,000. The net assets sold have been reclassified as assets held for sale in the Company’s condensed consolidated balance sheet as of September 30, 2016.

The selected unaudited pro forma financial information assumes that the Offer and the Ellijay MOB Complex were completed at the beginning of our fiscal 2016 fiscal year for the statement of operations data and at June 30, 2016 and September 30, 2016, respectively, for balance sheet information.

The selected unaudited pro forma financial information is intended for informational purposes only and does not purport to be indicative of the results that would actually have been obtained if the Offer had been completed at the dates indicated or that may be obtained at any date in the future. The following selected unaudited pro forma consolidated financial data is based on available information and various estimates and assumptions. We believe that these assumptions provide a reasonable basis for presenting all of the significant effects of the Offer and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma financial information. We have included the following unaudited pro forma financial information solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the Offer. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control. These factors include, without limitation, those described in this Offer to Purchase under “Forward Looking Statements” and incorporated by reference herein from the Company’s Annual Report on Form 10-K.

The following selected historical financial data has been derived from our historical financial statements included in our Annual Report on Form 10-K for the Year Ended June 30, 2016 and our Quarterly Report on Form 10-Q for the three months ended September 30, 2016, each of which has been filed with the SEC, and should be read in conjunction with those financial statements.

	SunLink Selected Historical Financial Data (All amounts in thousands, except per share amounts)
	As of and for the
	Fiscal Years Ended June 30,		Three Months Ended September 30,
	2016	2015	2016	2015
			(unaudited)	(unaudited)
Net Revenues	$63,433	$73,746	$13,046	$16,584
Earnings (loss) from continuing operations	(11,914)	487	(1,250)	(1,113)
Net earnings (loss)	(14,083)	245	3,023	(1,668)
Earnings (loss) per share from continuing operations
Basic	(1.26)	0.05	(0.13)	(0.12)
Diluted	(1.26)	0.05	(0.13)	(0.12)
Net earnings (loss) per share:
Basic	(1.49)	0.03	0.32	(0.18)
Diluted	(1.49)	0.03	0.32	(0.18)
Total Assets	44,841	57,128	40,663	55,294
Long-term debt, including current maturities	11,188	12,045	8,823	11,870
Shareholders’ equity	$19,489	$33,560	$22,561	$31,922
Book value per share	$2.06	$3.55	$2.39	$3.38

Unaudited Pro Forma Financial Data (All amounts in thousands, except for per share)

	As of June 30, 2016				As of September 30, 2016
		Sale of Elijay MOB Complex	Tender Offer			Sale of Ellijay MOB Complex	Tender Offer

	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results
Cash	$3,261	$2,578	$(4,700)	$1,139	$12,801	$2,588	$(4,700)	$10,689
Other current assets	14,640	(9)	—	14,631	11,237		—	11,237
Total current assets	17,901	2,569	(4,700)	15,770	24,038	2,588	(4,700)	21,926
Total assets	44,841	221	(4,700)	40,632	40,663	452	(4,700)	36,415
Current liabilities	20,590	(41)	—	20,549	14,364	(99)	—	14,265
Long-term liabilities	4,762	(1,909)	—	2,853	3,738	(1,945)	—	1,793
Total shareholders’ equity	19,489	2,171	(4,700)	16,960	22,561	2,496	(4,700)	20,537
Total liabilities and shareholders’ equity	$44,841	$221	$(4,700)	$40,362	$40,663	$452	$(4,700)	$36,415
Book value per share	$2.06			$2.63	$2.39			$3.19

	As of June 30, 2016				As of September 30, 2016
		Sale of Ellijay MOB Complex	Tender Offer			Sale of Ellijay MOB Complex	Tender Offer

	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results	As Reported	Pro Forma Adjustments	Pro Forma Adjustments	Pro Forma Results
Net revenues	$63,433	$	$—	$63,443	$13,046			$13,046
Operating profit (loss)	(6,523)	(297)	—	(6,820)	(953)			(953)
Earnings (Loss) from Continuing Operations before income taxes	(7,356)	1,887	—	(5,469)	(1,106)			(1,106)
Earnings (Loss) from Continuing Operations	$(11,914)	$1,887	$—	$(10,027)	$(1,250)			$(1,250)
Earnings (Loss) per Share from Continuing Operations:
Basic	$(1.26)			$(1.56)	$(0.13)			$(0.20)
Diluted	$(1.26)			$(1.56)	$(0.13)			$(0.20)
Weighted-average common shares outstanding:
Basic	9,443		(3,000)	6,443	9,443		(3,000)	6,443
Diluted	9,443		(3,000)	6,443	9,443		(3,000)	6,443
Earnings to Fixed Charges	(8.73)			(7.55)	(5.00)			(6.02)

Management Information

Set forth below is a list of our directors and executive officers of the Company, together with their principal occupations. Unless otherwise indicated, all persons have held the positions described as their principal occupation for at least five (5) years.

Directors

Robert M. Thornton, Jr., 68, has been Chairman and Chief Executive Officer of the Company since September 10, 1998, President since July 16, 1996, and was its Chief Financial Officer from July 18, 1997 through August 31, 2002. From October 1994 to the present, Mr. Thornton also has been a private investor and, since March 1995, has been Chairman and Chief Executive Officer of CareVest Capital, LLC, a private investment and management services firm. Mr. Thornton was a director of and held various executive offices with Hallmark Healthcare Corporation from October 1989 until Hallmark’s merger with Community Health Systems, Inc. in October 1994.

Dr. Steven J. Baileys, 63, is a private investor and was Chairman of the Board of SafeGuard Health Enterprises, Inc., a public dental care benefits company, from July 1995 to June 2004. Dr. Baileys was Chief Executive Officer of SafeGuard from April 1995 to February 2000, its President from December 1981 until May 1997, and its Chief Operating Officer from December 1981 until April 1995. Dr. Baileys is licensed to practice dentistry in the State of California.

Karen B. Brenner, 63, has been President of Fortuna Asset Management, LLC, an investment advisory firm located in Newport Beach, California, since 2000. Fortuna Asset Management, LLC succeeded to the business of Fortuna Advisors, Inc., which Ms. Brenner formed and operated from 1993 to 2000. From 1996 to 1998, Ms. Brenner served on the Board of Data Design Labs. From 1984 to 1993, Ms. Brenner was a partner in Allen Brenner, a financial consulting firm. Prior to 1984, Ms. Brenner was a consultant in the health and medical division of Booz Allen Hamilton.

Gene E. Burleson, 76, is a private investor and was Chairman of PET DRx Corporation from June 2005 to July 1, 2010 and Chief Executive Officer from October 2008 until its acquisition by VCA Antech in July 2010. Mr. Burleson was a director of HealthMont Inc. from September 2000 until its acquisition by SunLink in October 2003. Mr. Burleson served as Chairman of Mariner Post-Acute Network, Inc., from January 2000 to June 2002. Mr. Burleson was Chairman of the Board of GranCare Inc. from October 1990 to November 1997 and President and Chief Executive Officer of GranCare Inc. from December 1989 to February 1997. From June 1986 to March 1989, Mr. Burleson served as President, Chief Operating Officer and Director of American Medical International Inc. (“AMI”). Mr. Burleson served as Managing Director of AMI’s international operations from May 1981 to June 1986.

C. Michael Ford, 78, has been President of Ocmulgee Land Trust, Inc. since July 2011. Mr. Ford was Chief Executive Officer of Newtown Macon, Inc. from November 2003 to March 2014 and was its Chief Financial Officer from October 2002 to November 2003. He was Chairman of the Board of In Home Health, Inc. from February 2000 to December 2000. Mr. Ford also served as Vice President of Development of Columbia/HCA Healthcare Corporation from September 1994 to September 1997, and was Vice President of Marketing of Meditrust Corp. from October 1993 to September 1994.

Howard E. Turner, 75, has been a partner in the law firm of Smith, Gambrell & Russell, LLP, since 1971. Mr. Turner has served in the past as a director of Avlease, Ltd., a lessor of large commercial aircraft, served as a member of his law firm’s Executive Committee, and as an officer and director of Historic Motorsports Holdings, Ltd. Mr. Turner provides legal services to the Company through the law firm, Smith, Gambrell & Russell, LLP, as requested by the Company.

Christopher H. B. Mills, 64, is a Director and the Chief Investment Officer of Harwood Capital Management and has served in such capacity since October 2011. From January 1993 until October 2011, Mr. Mills was a Director and Chief Investment Officer of J.O. Hambro. Mr. Mills also serves as the Managing Director/Investment Manager of North Atlantic Smaller Companies Investment Trust plc and Trident North Atlantic, positions he has held since 1998. From 1984 to 1993 Mr. Mills was a Director of MIM Management Limited.

Executive Officers

In addition to Mr. Thornton, the following are the Company’s two other executive officers:

Mark J. Stockslager, 57, has been SunLink’s Chief Financial Officer since July 1, 2007. He was interim Chief Financial Officer from November 6, 2006 until June 30, 2007. He has been the Principal Accounting Officer since March 11, 1998 and was Corporate Controller from November 6, 1996 to June 4, 2007. He has been associated continuously with our accounting and finance operations since June 1988 and has held various positions, including Manager of U.S. Accounting, from June 1993 until November 1996. From June 1982 through May 1988, Mr. Stockslager was employed by Price Waterhouse & Co.

Byron D. Finn, 66, has been the President of SunLink ScriptsRx, LLC, a subsidiary of the Company, since October 1, 2010. Prior to becoming President of SunLink ScriptsRx, LLC, Mr. Finn was President of Byron D. Finn, CPA, PC, which provided accounting, financial consulting, and litigation support services for clients, including numerous healthcare clients. His experience also includes various positions with The Coca-Cola

Company, where he served in a number of financial-related positions and in connection with special projects, and he was previously employed by Ernst & Young. Mr. Finn is a licensed CPA and received his BA in Business Administration and Master in Accountancy degrees from the University of Georgia.

None of the Company’s directors or executive officers have been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) and none of such persons have been a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of the Company’s directors and executive officers is a citizen of the United States except for Mr. Mills who is a citizen of the United Kingdom.

Section 10. Interests of Directors and Executive Officers; Agreements, Transactions, and Arrangements Concerning the Shares

Shares Outstanding.

As of January 5, 2017, we had 9,443,408 common shares issued and outstanding. The number of shares that will be purchased will not be known until after the Expiration Date. Assuming that the Offer is fully subscribed, the number of shares that will be purchased under the Offer is approximately 3,000,000.

Assuming that the Offer is fully subscribed, such 3,000,000 shares that the Company is offering to purchase under the Offer represents approximately 31.77% of the total number of shares issued and outstanding as of January 5, 2017.

As of January 5, 2017, the last full trading day prior to the announcement of the Offer, we had issued and outstanding 9,443,408 common shares. As of December 31, 2016, 707,642 of our common shares were subject to outstanding awards of options (of which 647,642 were fully vested and exercisable as of such date); however, except for an aggregate of 390,000 options at exercise prices ranging from $0.71 to $1.49 per share which have been issued under applicable equity award plans (of which options for 360,000 shares were exercisable at December 31, 2016), all of our outstanding options have exercise prices which are higher than the Offer Price.

Share Ownership by Directors and Executive Officers.

As of December 31, 2016, SunLink’s directors and executive officers as a group (9 persons) reported owning an aggregate of 4,185,133 shares representing approximately 44.3% of the outstanding shares (assuming no exercise of any SunLink equity securities as described below).

If the Offering is fully subscribed and assuming no exercises of any options, our directors and executive officers would own approximately 64.9% of the outstanding shares. After the expiration of the Offer, our directors and executive officers may, subject to applicable law and the Company’s applicable policies and practices, sell shares from time to time in private or open market transactions or subsequent tender offers at prices that may be more or less favorable than the Offer Price to be paid to our shareholders in the Offer.

The following table sets forth, as of December 31, 2016 (unless otherwise indicated in the footnotes), certain information with respect to our common shares reported as owned beneficially by each director, by each “named executive officer”, and by all directors and named executive officers as a group. Except as noted in the footnotes, each of the persons listed has sole investment and voting power with respect to the common shares included in the table.

	Common Shares Beneficially Owned as of December 31, 2016
Name(1)	Number(2)		% of Class(3)
Robert M. Thornton, Jr. Director, Chairman, President and Chief Executive Officer	761,845	(4)	7.9

Mark J. Stockslager Chief Financial Officer and Principal Accounting Officer	178,264	(5)	1.9

Byron D. Finn President, SunLink ScriptsRx, LLC	0		*

Dr. Steven J. Baileys Director	1,186,715	(6)	12.5

Karen B. Brenner Director	198,480	(7)	2.1

Gene E. Burleson Director	127,600	(8)	1.3

C. Michael Ford Director	117,857	(9)	1.2

Howard E. Turner Director	462,715	(10)	4.9

Christopher H. B. Mills Director	1,773,299	(11)(12)	18.7

Directors and Executive Officers as a group (9 persons)	4,806,775	(13)	47.8

*	Less than 1%.
(1)	The address of the named director or executive officer is c/o SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 1120, Atlanta, Georgia 30339.
(2)	Information with respect to beneficial ownership is based upon information furnished by each owner unless otherwise indicated. None of the shares beneficially owned by the named officers and directors are the subject of any pledge agreement or arrangement or margin account.
(3)	The percent of outstanding common shares owned is determined by assuming that in each case the person only, or group only, exercises his, her or its rights to purchase all of the common shares underlying options held by such person or group that are exercisable as of June 30, 2016, or that will become exercisable within 60 days after that date.
(4)	Includes 190,000 shares that may be acquired by Mr. Thornton under options exercisable within 60 days of December 31, 2016. Also includes 223,384 shares owned by CareVest Capital, LLC (“CareVest”). Mr. Thornton owns 100% of the outstanding voting interests of CareVest.
(5)	Includes 75,000 shares that may be acquired by Mr. Stockslager under options exercisable within 60 days of December 31, 2016.
(6)	Includes 60,357 shares that may be acquired by Dr. Baileys under options exercisable within 60 days of December 31, 2016. Also includes 574,602 shares held by Beilihis Investments, LLC (“Beilihis”), which is a private investment firm. Dr. Baileys is the managing member of Beilihis.
(7)	Includes 60,357 shares that may be acquired by Ms. Brenner under options exercisable within 60 days of December 31, 2016. Also includes 108,714 shares held by Fortuna Asset Management, LLC (“Fortuna”), which is an investment advisory firm, and Fortuna defined benefit plan. Ms. Brenner is the president of Fortuna. Ms. Brenner’s ownership information also includes 29,409 shares which are owned by Ms. Brenner and her immediate family and related entities.

(8)	Includes 60,357 shares that may be acquired by Mr. Burleson under options exercisable within 60 days of December 31, 2016.
(9)	Includes 60,357 shares that may be acquired by Mr. Ford under options exercisable within 60 days of December 31, 2016.
(10)	Includes 60,357 shares that may be acquired by Mr. Turner under options exercisable within 60 days of December 31, 2016.
(11)	Includes 54,857 shares that may be acquired by Mr. Mills under options exercisable within 60 days of December 31, 2016.
(12)	Includes aggregate holdings under a joint filing on a Schedule 13D dated December 18, 2006 by North Atlantic Value, LLP, Christopher H. B. Mills, American Opportunity Trust, John W. Gildea, Gildea Management Company and Axia Value Partners (collectively, the “Group”). The following information is based solely on such filing. The Group as joint filers disclaims the existence of a “group” under Rule 13d-3. North Atlantic Value, LLP, is the investment manager and/or investment adviser to each of American Opportunity Trust, Trident North Atlantic Fund, Trident Holdings, Trident High Tor and its private clients and as such it has the authority to vote or dispose of the Company’s common shares owned by such entities. Trident North Atlantic Fund is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 309, Ugland House, George Town, Grand Cayman, Cayman Islands. Trident North Atlantic Fund is a publicly held regulated mutual fund. Mr. Mills serves as a director of Trident North Atlantic Fund and North Atlantic Value serves as an investment adviser to Trident North Atlantic Fund. Mr. Mills is a British citizen whose business address is Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Trident Holdings (“Trident Holdings”) is an open-ended investment company incorporated in the Cayman Islands with its principal office and business at P.O. Box 1350GT, 75 Fort Street, George Town, Grand Cayman, Cayman Islands. High Tor Limited (“Trident High Tor”) is a corporation organized under the laws of the Cayman Islands with its principal office and business at P.O. Box N-4857, Unit No. 2, Cable Beach Court, West Bay Street, Nassau, The Bahamas. American Opportunity Trust is a corporation organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. North Atlantic Smaller Companies Investment Trust (“NASCIT”) is an investment limited liability company organized under the laws of England with its principal office and business at Ryder Court, 14 Ryder Street, London SW1Y 6QB England. Gildea Management Company is a corporation organized under the laws of the State of Delaware with its principal office and business address at P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. John W. Gildea is a U.S. citizen whose principal business address is P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. Axia Value Partners LLC (“Axia Value Partners”) is a limited liability company organized under the laws of the State of Delaware with its principal office and business address at P.O. Box 938, 65 Vitti Street, New Canaan, Connecticut. Mr. Mills is the Chief Executive Officer of American Opportunity Trust. Mr. Mills is also a partner of North Atlantic Value. Gildea Management Company is the investment manager to Axia Value Partners and as such it has the authority to vote or dispose of the Company’s common shares owned by Axia Value Partners. John W. Gildea is a managing director of Gildea Management Company and is also a director of American Opportunity Trust. The aggregate number and percentage of the outstanding common shares of the Company reported by the Group to be beneficially owned by each member and to the knowledge of the Group, by each other person who may be deemed to be a member of the Group is as follows:

Group Member	Aggregate Number of Shares	Number of Shares: Sole Power to Vote	Number of Shares: Shared Power to Vote	Number of Shares: Sole Power to Dispose	Number of Shares: Shared Power to Dispose	Approximate Percentage
Harwood Capital LLP	318,442		318,442		318,442	3.4
North Atlantic Smaller Companies Investment Trust Plc	1,400,000		1,400,000		1,400,000	14.8
Christopher H. B. Mills	1,718,442		1,718,442		1,718,442	18.2

(13)	Includes 621,642 shares that may be acquired under options exercisable within 60 days of December 31, 2016 and shares included pursuant to notes (4), (6), (7), and (12).

Golden Parachute Compensation.

Executive Officers

Although neither the Offer nor its consummation will give rise to a “change of control” under either applicable plan definitions or definitions applicable to agreements between the Company and its executive officers (which definitions are described in detail in the Company’s proxy statement for its most recent annual meeting which statement is incorporated by reference in this Offer to Purchase), applicable SEC rules require the disclosure of certain potential benefits which would have been realized in connection with a change in control for the Company’s principal executive officer, principal financial officer and remaining executive officer for fiscal 2016 assuming a change in control and termination occurred as of December 31, 2016, the latest practical date for purposes of computing such information.

The following table sets forth certain potential benefits which would have been realized in connection with a change in control and termination of employment for the Company’s principal executive officer, principal financial officer and remaining executive officer for fiscal 2016 assuming a change in control and termination occurred as of December 31, 2016, the latest practical date for purposes of computing such information.

Name and Principal Position	Cash Payments(1) $	Value of Accelerated Equity Awards(2) $	Other(3) $	Total Termination Benefits $
Robert M. Thornton, Jr.	915,000	200	14,029	929,229
Chairman, President and Chief Executive Officer

Mark J. Stockslager	190,000	N/A	N/A	190,000
Chief Financial Officer and Principal Accounting Officer

Byron D. Finn	100,000	N/A	N/A	100,000
President, SunLink ScriptsRx, LLC

(1)	No cash benefits are payable in the event of a change of control to the named officers unless such officer’s employment terminates in connection therewith. Cash benefits payable upon a change of control and termination of employment include continued base salary payments for 30 months for Mr. Thornton aggregating $915,000 to be paid during subsequent monthly periods; continued base salary payments for 12 months for Mr. Stockslager aggregating $190,000 to be paid during subsequent monthly periods; and continued base salary payments for 6 months for Mr. Finn aggregating $100,000 to be paid during subsequent monthly periods in each case in accordance with the Company’s regularly scheduled pay periods over the applicable benefits period. Under the terms of his employment agreement in the event of a change of control, Mr. Thornton also is entitled to a lump sum cash based on a pro rata portion of any annual bonus for which goals have been proportionately met prior to termination and without regard to any requirement to be employed on payment date. For fiscal 2017, the compensation committee determined that its recommendation to the Board with respect to the basis for bonuses, if any, for Mr. Thornton for fiscal 2017 would be determined entirely upon the discretion of the compensation committee in light of its judgment regarding management’s performance with respect to management of the Company’s finances, results of operations, any dispositions of nonperforming assets and application of proceeds thereof, and other factors deemed relevant in the discretion of the compensation committee. Any such bonuses being discretionary, no specific target amounts or limits on bonuses for fiscal 2017 were established and no bonus amounts are included for Mr. Thornton in the above table.
(2)	Calculated based on the sum of the number of shares under accelerated option awards multiplied by the positive difference, if any, between the exercise price of the applicable option and the Offer Price.
(3)

Represents the value of health and insurance benefits calculated based on the lesser of aggregate premiums amounts payable and assuming the exercise of all rights of the covered individual under COBRA plus supplemental life insurance, without adjustment for inflation, multiplied by the assumed actuarial lives of the persons provided benefits or the maximum benefit period if shorter. The table excludes the value of pension benefits to be received by Mr. Thornton and Mr. Stockslager under the Company’s domestic retirement plan under which participant benefits were frozen and the plan closed to new participants in 1997 and which benefits are not contingent on a change of control.

Directors

No directors of the Company will receive any compensation or payments in connection with the completion of the Offer.

Agreements, Transactions, and Arrangements Concerning SunLink Common Shares

The only material agreements between the Company and any other person concerning the common shares are option award agreements between the Company and its executive officers and directors, the plans under which such option awards have been issued, and the employment agreement between the Company and Mr. Thornton. Mr. Thornton’s employment agreement provides for the acceleration of his unvested options in the event of a “change in control.” The consummation of the Offer will not constitute a change in control.

Option award agreements between the Company and its executive officers have granted options to purchase common shares, with a ten-year term, at the fair market value of such shares as of the date of the option grant. For executive officers, vesting of such options is generally based on continued service and the passage of time, subject to acceleration upon the occurrence of various events. The Offer will not result in the acceleration of vesting or any other benefit under any such option agreements.

Option agreements between the Company and its directors have granted options to purchase common shares, with a ten-year term, at the fair market value of such shares as of the date of the option grant. For directors, such options vested in full as of the date of grant. The Offer will not result in any benefit under such option agreements. The only transactions or series of similar transactions between the Company and its executive officers and directors with respect to the Company or its common shares in excess of $60,000 for any individual executive officer or director (than the payment of ordinary salaried compensation to the executive officers) during the current fiscal year or the two most recent full fiscal years of the Company has been (i) the payment of a cash bonus to Mr. Thornton of $143,880 for the fiscal year ended June 30, 2015, (ii) the award for the fiscal year ended June 30, 2015 of stock options to Mr. Thornton on September 12, 2014 to purchase 60,000 common shares at an exercise price of $1.49 per share and with a grant date fair value of $89,400, and (iii) the payment of a cash bonus to Mr. Stockslager of $73,034 for the fiscal year ended June 30, 2015.

Recent Securities Transactions.

Based upon our records and upon information provided to us by our directors, executive officers, affiliates and subsidiaries, neither we nor any of our directors, executive officers, affiliates or subsidiaries has effected any transactions in our shares during the 60 days prior to the date of this Offer to Purchase.

Section 11. Effects of the Offer on the Market for Shares; Registration under the Exchange Act

Our purchase of shares in the Offer will reduce the number of our shares that might otherwise trade publicly and may reduce the number of our shareholders. As of January 5, 2017, approximately 5,258,275 shares of our common shares were held by non-affiliated shareholders. Assuming the Offer is fully subscribed, we estimate that we will have approximately 2,258,275 shares held by non-affiliated shareholders following the purchase of shares tendered in the Offer. The actual number of shares outstanding will depend on the number of shares tendered and purchased in the Offer.

Trading in our common shares is limited. Our purchase of shares in the Offer may further reduce the volume of trading in the shares and may make it more even more difficult to buy or sell significant amounts of shares without affecting the market price (if any) for our common shares, which could adversely affect continuing shareholders. In the event the effect of the Offer is to allow the Company to deregister its shares and in the event the Board determines to apply to the SEC to deregister our common shares, our duty to file periodic reports with the SEC will be suspended upon deregistration of our common shares for as long as we have fewer than 300 record shareholders, and we will no longer be a public reporting company. In addition, we would be relieved of the obligation to comply with the requirements of the proxy rules under Section 14 of the Exchange Act. If our total number of public shareholders is less than 300 or after any deregistration, our shares would no longer be listed on the NYSE MKT. After the Offer and/or after any deregistration, there may not be a sufficient number of shares outstanding and publicly traded to ensure a continued trading market in the shares in any over-the-counter market. In the event of deregistration, the continued quotation of our common shares as well as the availability of any over-the-counter trading in our common shares would depend, in part, on the nature and extent of continued publicly available information about SunLink. Further, in the event of deregistration, under Rule 15c2-11, brokers and dealers are prohibited from publishing any quotation for a security, directly or indirectly, or submitting any such quotation for publication, in any quotation medium unless such broker or dealer has in its records the documents and information required by Paragraph A Current Information, and, based upon a review of such information together with any other documents and information required by Paragraph B Information, has a reasonable basis under the circumstances for believing that the Paragraph A Information is accurate in all material respects, and that the sources of the Paragraph A information are reliable. Market Makers may post quotations in securities of companies with limited financial information only if they can demonstrate to FINRA that the requirements of Rule 15c2-11 are being satisfied.

Although in the event of deregistration, we currently intend to continue to provide annual audited financial statements and proxy statements or information statements to our shareholders, there would be no requirement that we do so. Even if provided, these documents likely would not be as detailed or extensive as the information we currently file with the SEC and deliver to shareholders, and our financial statements may not be accompanied by management’s discussion and analysis in the same detail, if at all. In the event of deregistration, it will be more difficult for our shareholders to obtain information about us. However, we would continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

The common shares are currently “margin securities” under the rules of the Board of Governors of the Federal Reserve. This has the effect of, among other things, allowing brokers to extend credit on the collateral of the shares. We believe that, the purchase of shares pursuant to the Offer, without more, would not affect the status of the common shares as margin securities. However, future deregistration of the common shares under the Exchange Act would cause the shares to cease to be “margin securities” for purposes of the Federal Reserve Board’s margin regulations.

Section 12. Legal Matters; Regulatory Approvals

Except as described in this Offer to Purchase, we are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of shares as contemplated by the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for our acquisition or ownership of shares as contemplated by the Offer. Should any such approval or other action be required, we currently contemplate that we will seek approval or such other action. We cannot predict whether we may determine that we are required to delay the acceptance for payment of, or payment for, shares tendered in response to the Offer pending the outcome of any of these matters. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business.

Our obligation to accept for payment and pay for shares under the Offer is subject to various conditions. See Section 6.

Section 13. Material U.S. Federal Income Tax Consequences

The following discussion is a summary of material U.S. federal income tax consequences to our shareholders of an exchange of shares for cash pursuant to the Offer. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws (such as insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, United States Holders, as defined below, whose “functional currency” is not the U.S. dollar, partnerships or other entities treated as partnerships or pass-through entities for U.S. federal income tax purposes (or their investors or beneficiaries), persons holding shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, banks, financial institutions, brokers, dealers in securities or currencies, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States or personal holding companies). In addition, the discussion does not consider the effect of any alternative minimum taxes or foreign, state, local or other tax laws, or any U.S. tax considerations (e.g., estate or gift tax) other than U.S. federal income tax considerations that may be applicable to particular shareholders. Further, this summary assumes that shareholders hold their shares as “capital assets” (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) and generally assumes that they did not receive their shares through the exercise of employee stock options or otherwise as compensation.

This summary is based on the Code and applicable U.S. Treasury regulations, rulings, administrative pronouncements and judicial decisions thereunder as of the date hereof, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion is not binding on the IRS, and we have not sought, nor will we seek, any ruling from the IRS with respect to the matters discussed below. There can be no assurances that the IRS will not take a different position concerning tax consequences of the sale of shares to us pursuant to the Offer or that any such position would not be sustained.

As used herein, a “United States Holder” means a beneficial owner of shares that is (1) an individual citizen or resident alien of the United States for U.S. federal income tax purposes, (2) a corporation (or other entity taxed as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (4) a trust if (x) the administration of the trust is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person. As used herein, a “Non-United States Holder” means a beneficial owner of shares that is neither (i) a United States Holder, nor (ii) a partnership or other entity classified as a partnership for U.S. federal income tax purposes. If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their own tax advisors about the U.S. federal income tax consequences of an exchange of shares for cash pursuant to the Offer.

Each shareholder is advised to consult its own tax advisor to determine the U.S. federal, state, local, foreign and other tax consequences to it of the Offer.

Consequences to Shareholders Who Do Not Participate in the Offer.

Shareholders who do not participate in the Offer will not incur any U.S. federal income tax as a result of the exchange of shares for cash by other shareholders pursuant to the Offer.

Consequences to United States Holders.

Characterization of the Purchase. An exchange of shares for cash pursuant to the Offer generally will be treated as either a taxable sale or exchange or as a taxable distribution with respect to such shares.

A United States Holder’s exchange of shares for cash pursuant to the Offer will be treated as a sale or exchange of the shares for U.S. federal income tax purposes pursuant to Section 302 of the Code if the exchange (i) results in a “complete termination” of the United States Holder’s stock interest in us; (ii) is a “substantially disproportionate” redemption with respect to the United States Holder; or (iii) is “not essentially equivalent to a dividend” with respect to the United States Holder.

In determining whether any of these tests have been met, a United States Holder must take into account not only the shares that the United States Holder actually owns, but also the shares that it constructively owns within the meaning of Section 318 of the Code (as modified by Section 302(c) of the Code). Under these constructive ownership rules, a United States Holder will be considered to own those shares owned, directly or indirectly, by certain members of the United States Holder’s family and certain entities (such as corporations, partnerships, trusts and estates) in which the United States Holder has an equity interest, as well as shares the United States Holder has an option to purchase. United States Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

The purchase of a United States Holder’s shares by us in the Offer will result in a “complete termination” of the United States Holder’s equity interest in us if either (1) all of the shares in us actually and constructively owned by the United States Holder are exchanged for cash pursuant to the Offer or (2) all of the shares in us actually owned by the United States Holder are exchanged for cash pursuant to the Offer and the United States Holder is eligible to waive, and effectively waives, the attribution of all shares in us constructively owned by the United States Holder in accordance with the procedures described in Section 302(c)(2) of the Code. A United States Holder may also satisfy the “complete termination” test if, in the same transaction, some of its shares in us are redeemed and all of the remainder of its shares in us are sold or otherwise transferred to a third party so that after the transaction the United States Holder no longer owns (actually or constructively) any shares in us. United States Holders wishing to satisfy the “complete termination” test through waiver of attribution in accordance with the procedures described in Section 302(c)(2) of the Code should consult their own tax advisors concerning the mechanics and desirability of such a waiver.

The purchase of a United States Holder’s shares by us in the Offer will result in a “substantially disproportionate” redemption with respect to the United States Holder if, among other things, the percentage of the outstanding voting shares in us actually and constructively owned by the United States Holder immediately after the purchase (treating all shares purchased by us as not outstanding) is less than 80% of the percentage of the outstanding voting shares in us actually and constructively owned by the United States Holder immediately before the exchange (treating all shares purchased by us pursuant to the tender offer as outstanding) and immediately following the purchase the United States Holder actually and constructively owns less than 50% of our total combined voting power. United States Holders should consult their own tax advisors concerning the application of the “substantially disproportionate” test to their particular circumstances.

The purchase of a United States Holder’s shares by us in the tender offer will generally be treated as “not essentially equivalent to a dividend” if it results in a meaningful reduction of the United States Holder’s proportionate interest in us. Whether a United States Holder meets this test depends on the United States Holder’s particular facts and circumstances. The IRS has indicated that even a small reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of 1% or less) and who exercises no control over corporate affairs should constitute a “meaningful reduction.” United States Holders should consult their own tax advisors as to the application of this test to their particular circumstances.

Each shareholder should be aware that because proration may occur in the Offer, even if all the shares in us actually and constructively owned by a shareholder are tendered pursuant to the Offer, fewer than all of the shares tendered may be purchased by us. Thus, proration may affect whether the surrender by a United States Holder pursuant to the Offer will meet any of the three tests under Section 302 of the Code.

Due to the factual nature of these tests, United States Holders should consult their tax advisors to determine whether the purchase of their shares in the Offer qualifies for sale or exchange treatment in their particular circumstances.

Sale or Exchange Treatment. If the receipt of cash by a United States Holder in exchange for the tender of shares pursuant to the Offer is treated as a sale or exchange (as described above) of such shares for U.S. federal income tax purposes pursuant to Section 302 of the Code, the United States Holder will recognize capital gain or loss equal to the difference between (1) the amount of cash received by the United States Holder for such shares and (2) the United States Holder’s “adjusted tax basis” for such shares at the time of the sale. Generally, a United States Holder’s adjusted tax basis for the shares will be equal to the cost of the shares to the United States Holder, decreased (but not below zero) by the amount of any previous distributions treated as a tax-free return of capital. This gain or loss will be characterized as long-term capital gain or loss if the United States Holder’s holding period for the shares that were sold exceeds one year as of the date we are treated as purchasing the shares in the Offer for U.S. federal income tax purposes. A United States Holder that is an individual, trust or estate is generally eligible for a reduced rate of U.S. federal income tax on long-term capital gain. A United States Holder’s ability to deduct capital losses may be limited. Gain or loss must be determined separately for each block of shares (generally, shares acquired by a United States Holder at the same cost in a single transaction) we purchase in the tender offer. A United States Holder may be able to designate, generally through its broker, which blocks of shares of our stock it wishes to tender if less than all of its shares are tendered, and the order in which different blocks will be purchased by us in the event of proration under the tender offer. United States Holders should consult their own tax advisors concerning the mechanics and desirability of that designation.

Distribution Treatment. If a United States Holder’s receipt of cash attributable to an exchange of shares for cash pursuant to the Offer does not meet one of the tests of Section 302 of the Code described above, then the full amount of cash received by the United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the United States Holder with respect the United States Holder’s shares and will be treated as ordinary dividend income to the United States Holder to the extent of such United States Holder’s ratable share of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Provided certain holding period requirements and other conditions are satisfied, non-corporate United States Holders generally will be subject to U.S. federal income tax at a maximum rate of 23.8% (including 3.8% net investment income tax) with respect to any such dividend income. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, the excess first will be treated as a return of capital that will reduce the United States Holder’s adjusted tax basis in the shares exchanged in the Offer. Any amount remaining after the United States Holder’s adjusted tax basis has been reduced to zero will be taxable to the United States Holder as capital gain realized on the sale or exchange of such shares. The redeemed shareholder’s basis in the redeemed shares (after any reduction as noted above) will be allocated to other shares of stock in us held by the redeemed shareholder. A dividend received by a corporate United States Holder may be (1) eligible for a dividends-received deduction (subject to applicable exceptions and limitations) and (2) subject to the “extraordinary dividend” provisions of Section 1059 of the Code. Corporate shareholders should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer in relation to their particular facts and circumstances.

Additional Tax on Net Investment Income. An additional 3.8% tax may be imposed on the “net investment income” of certain U.S. citizens and resident aliens, and on the undistributed “net investment income” of certain estates and trusts. “Net investment income” generally includes gross income from dividends and net gain from the disposition of property, such as the shares. You should consult your tax advisor with respect to this additional tax.

Consequences to Non-United States Holders.

Sale or Exchange Treatment. Gain realized by a Non-United States Holder on an exchange of shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the exchange is treated as a sale or exchange for U.S. federal income tax purposes pursuant to the tests of Section 302 of the Code described above under “Consequences to United States Holders—Characterization of the Purchase” unless (1) such gain is effectively connected with the conduct by such Non-United States Holder of a trade or business in the United States (and, if an applicable income tax treaty applies, the gain is attributable to a United States permanent establishment maintained by such Non-United States Holder), (2) in the case of gain realized by a Non-United States Holder that is an individual, such Non-United States Holder is present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, or (3) our shares that are exchanged constitute a “United States real property interest” with respect to the Non-United States Holder.

Non-United States Holders described in clause (1) above will be subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates in much the same manner as if such Non-United States Holders were a resident of the United States, and in the case of a corporate Non-United States Holder, such Non-United States Holder may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. An individual described in clause (2) above will be taxed on his or her gains at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of such Non-United States Holder provided that such Non-United States Holder has timely filed U.S. federal income tax returns with respect to such losses.

Our shares will constitute a United States real property interest with respect to a Non-United States Holder if (1) we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non- United States Holder held such shares or (ii) the 5-year period ending on the date the Non-United States Holder exchanges such shares pursuant to the Offer and (2) the Non-United States Holder actually or constructively owns or has owned (at any time during the shorter of such periods) more than 5% of our shares. We do not believe that we have been a United States real property holding corporation at any time during the 5-year period preceding the sale pursuant to the Offer.

Distribution Treatment. If a Non-United States Holder does not satisfy any of the Section 302 tests explained above under “Consequences to United States Holders—Characterization of the Purchase”, the full amount received by the Non-United States Holder with respect to our purchase of shares under the Offer will be treated as a distribution to the Non-United States Holder with respect to the Non-United States Holder’s shares, rather than as an amount received in a sale or exchange of such shares. Because satisfaction of the Section 302 tests is dependent on matters of fact, the Depositary, or other withholding agent, will presume, for withholding purposes, that all amounts paid to Non-United States Holders in exchange for their shares are distributions. The treatment, for U.S. federal income tax purposes, of such distribution as a dividend, a tax-free return of capital or a capital gain from the sale of shares, and the reallocation of the basis of the redeemed shares, will be determined in the manner described above (see “Consequences to United States Holders—Distribution Treatment”). However, the Depositary or other withholding agent will generally treat amounts received by a Non-United States Holder with respect to our purchase of shares under the Offer as dividends and not as tax-free returns of capital or capital gains distributions, and such dividends will generally be subject to withholding of U.S. federal income tax at the rate of 30% or such lower rate as may be specified by an applicable income tax treaty, provided we have received proper certification of the application of such income tax treaty, unless such dividends are effectively connected with a Non-United States Holder’s conduct of a trade or business within the United States. Non-United States Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the manner of claiming the benefits of such treaty. If any amounts withheld exceed the Non-United States Holder’s U.S. federal income tax liability, such Non-United States Holder may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for a refund with the IRS.

Amounts treated as dividends that are effectively connected with a Non-United States Holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are generally taxed in the manner applicable to United States Holders, as described above. In such cases, the Non-United States Holder will not be subject to withholding so long as such Non-United States Holder complies with applicable certification and disclosure requirements. In addition, dividends received by a foreign corporation that are effectively connected with the conduct of a trade or business in the United States may be subject to a branch profits tax at a 30% rate, or a lower rate specified in an applicable income tax treaty. See Section 3 with respect to the application of U.S. federal income tax withholding to payments made to Non-United States Holders.

Notwithstanding the foregoing, even if a Non-U.S. Holder tenders shares held in its own name as a holder of record and delivers to the Depositary, or other withholding agent, a validly completed IRS Form W-8BEN (or other applicable form) before any payment is made so as to avoid backup withholding, the Depositary or other withholding agent will withhold 30% of the gross proceeds unless such Depositary or other withholding agent determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable, regardless of whether the payment is validly exempt from U.S. federal income tax under the “complete termination,” “substantially disproportionate,” or “not essentially equivalent to a dividend” test.

United States Federal Income Tax Backup Withholding. See Section 3 with respect to the U.S. federal income tax backup withholding requirements.

This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that may be relevant to a particular shareholder in light of the shareholder’s particular circumstances, or to certain types of shareholders subject to special treatment under U.S. federal income tax laws. You are advised to consult with your own tax advisor to determine the particular tax consequences to you of the offer, including the applicability and effect of state, local and foreign tax laws.

Section 14. Extension of the Offer; Termination; Amendment

We expressly reserve the right, in our sole discretion and subject to applicable law, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any shares not theretofore accepted for payment or paid for, subject to applicable law, and to postpone payment for shares, upon the occurrence of any of the conditions specified in Section 6, by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares that we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration per share offered to shareholders pursuant to the Offer or by decreasing or increasing the aggregate purchase price of shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time. In the case of an extension, the notice of the amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Time. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we shall have no obligation to publish, advertise or otherwise disseminate any such public announcement other than by making a release through BusinessWire or another comparable service or, to the extent permitted by applicable law, amending the Schedule TO filed with the SEC.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and Rule 14e promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If:

•	we increase or decrease the price to be paid for shares or increase by more than 2% or decrease the number of shares sought in the Offer; and

•	the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14, then, the Offer will be extended so that it will remain open for a period of ten business days from and including the date that such increase or decrease is first published, sent or given to shareholders in the manner specified in this Section 14. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 15. Fees and Expenses

We have also retained D. F. King & Co., Inc. to act as Information Agent and American Stock Transfer & Trust Company, LLC to act as Depositary in connection with the Offer. The Information Agent may contact shareholders by mail, telephone, electronic communication, and personal interviews and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses incurred in connection with the Offer, and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent and the Depositary as described above) for soliciting tenders of shares pursuant to the Offer. Shareholders holding shares through brokers, dealers, commercial banks, trust companies or other nominee shareholders are urged to consult the brokers, dealers or other nominee shareholders to determine whether transaction costs may apply if shareholders tender shares through the brokers, dealers or other nominee shareholders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or an agent of the Information Agent or the Depositary for purposes of the Offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares pursuant to the Offer, except as otherwise provided in Section 5.

Certain officers and employees of the Company may render services in connection with the Offer but will not receive any additional compensation for such services.

In the event any eligible shareholder has lost their share certificate(s), we will pay the fee charged by the Depositary for lost certificates, provided that the shareholder executes the requisite affidavit and indemnity instruments.

The estimated costs and fees to be paid by the Company in connection with the Offer are as follows:

Legal Fees and Expenses	$111,000
Information Agent Fees and Expenses	25,000
Printing and Mailing	18,100
Depositary Fees	25,000
Commission Filing Fee and EDGAR Fees	900
Other	20,000

Total	$200,000

Section 16. Miscellaneous

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of shares pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) under the Exchange Act. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on our behalf by one or more registered brokers licensed under the laws of such jurisdiction.

In accordance with Instruction J to Schedule TO and Instruction I to Schedule 13E-3, we have filed with the Securities and Exchange Commission a Schedule TO that contains additional information and documentation with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

FORWARD-LOOKING STATEMENTS

This Offer to Purchase contains a number of forward-looking statements. Forward-looking statements include all statements that do not relate solely to historical or current facts and may be identified by the use of words such as “may,” “believe,” “will,” “expect,” “project,” “estimate,” “anticipate,” “plan” or “continue” or the negation thereof or similar expressions. Forward-looking statements include, among others, statements dealing with the Offer, the date on which we will pay for tendered shares, the repurchase of additional shares in the future, the fees and expenses we will incur in connection with the Offer, and the listing and tradability of our stock after the Offer is completed.

These forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting us and therefore involve a number of uncertainties and risks. Therefore, the actual results of our operations or our financial condition could differ materially from those expressed or implied in these forward-looking statements.

All statements that address future operating, financial or business performance; strategies, initiatives or expectations; future potential sales or other dispositions of assets; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions and the sufficiency of cash resources and reserves also are forward-looking statements. The forward-looking statements are based on our plans expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements.

Many important factors could affect our future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements contained or incorporated by reference herein. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

General Business Conditions

•	general economic and business conditions in the U.S., both nationwide and in the states in which we operate;

•	increases in uninsured and/or underinsured patients due to unemployment or other conditions, higher deductibles and co-insurance, or other terms of health insurance coverage resulting in higher bad debt amounts;

•	the competitive nature of the U.S. community hospital, nursing home, and specialty pharmacy businesses;

•	demographic changes in areas where we operate;

•	the availability of cash or borrowings to fund working capital, renovations, replacements, expansions, and capital improvements at existing healthcare and specialty pharmacy facilities and for acquisitions and replacement of such facilities;

•	changes in accounting principles generally accepted in the U.S.; and

•	fluctuations in the market value of equity securities including SunLink common shares.

Operational Factors

•	ability or inability to operate profitably in one or more segments of the healthcare business;

•	the availability of, and our ability to attract and retain, sufficient qualified staff physicians, management, nurses, pharmacists, and staff personnel for our operations;

•	timeliness and amount of reimbursement payments received under government programs;

•	changes in interest rates under lending agreements and other indebtedness;

•	the ability or inability to refinance existing indebtedness and existing or potential defaults under existing indebtedness;

•	restrictions imposed by existing or future lending agreements or other indebtedness;

•	the cost and availability of insurance coverage including professional liability (e.g., medical malpractice) and general liability insurance;

•	the efforts of insurers, healthcare providers, and others to contain healthcare costs;

•	the impact on hospital services of the treatment of patients in lower acuity healthcare settings, whether with drug therapy or in alternative healthcare settings, such as surgery centers or urgent care centers;

•	changes in medical and other technology;

•	risks of changes in estimates of self-insurance claims and reserves;

•	changes in prices of materials and services utilized in our Healthcare Facilities and Specialty Pharmacy Segments;

•	changes in wages as a result of inflation or competition for physician, nursing, pharmacy, management and staff positions;

•	changes in the amount and risk of collectability of accounts receivable, including deductibles and co-pay amounts;

•	the functionality of or costs with respect to our information systems for our Healthcare Facilities and Specialty Pharmacy Segments and our corporate office, including both software and hardware;

•	the availability of and competition from alternative drugs or treatments to those provided by our Specialty Pharmacy Segment; and

•	the restrictions, processes, and conditions relating to our Pharmacy Segment imposed by pharmacy benefit providers, drug manufacturers, and distributors.

Liabilities, Claims, Obligations and Other Matters

•	claims under leases, guarantees, disposition agreements, and other obligations relating to discontinued operations, including claims from sold or leased facilities, retained liabilities or retained subsidiaries;

•	potential adverse consequences of known and unknown government investigations;

•	claims for product and environmental liabilities from continuing and discontinued operations;

•	professional, general, and other claims which may be asserted against us; and

•	natural disasters and weather-related events such as earthquakes, hurricanes, flooding, snow, ice and wind damage, and population evacuations affecting areas in which we operate.

Regulation and Governmental Activity

•	existing and proposed governmental budgetary constraints;

•	Federal and state insurance exchanges and their rules on reimbursement terms;

•	the decision by states in which we operate our remaining hospital (Georgia) and two remaining nursing homes (Georgia and Mississippi) to not expand Medicaid;

•	the regulatory environment for our businesses, including state certificate of need laws and regulations, pharmacy licensing laws and regulations, rules and judicial cases relating thereto;

•	changes in the levels and terms of government (including Medicare, Medicaid and other programs) and private reimbursement for SunLink’s healthcare services including the payment arrangements and terms of managed care agreements; EHR reimbursement and indigent care reimbursements (Medicare Upper Payment Limit “UPL” and Disproportionate Share Hospital “DSH” adjustments);

•	changes in or failure to comply with Federal, state or local laws and regulations affecting our Healthcare Facilities and Specialty Pharmacy Segments; and

•	the possible enactment of additional Federal healthcare reform laws or reform laws in states where our subsidiaries operate hospital and pharmacy facilities (including Medicaid waivers, bundled payments, accountable care and similar organizations, competitive bidding and other reforms).

Dispositions, Acquisition and Renovation Related Matters

•	the ability to dispose of underperforming facilities and business segments;

•	the availability and terms of capital to fund acquisitions, improvements, renovations or replacement facilities; and

•	competition in the market for acquisitions of hospitals, nursing homes, pharmacy facilities, and healthcare businesses.

The foregoing are significant factors we think could cause our actual results to differ materially from expected results. However, there could be additional factors besides those listed herein that also could affect SunLink in an adverse manner.

You should read this Offer to Purchase completely and with the understanding that actual future results may be materially different from what we expect. You are cautioned not to unduly rely on forward-looking statements when evaluating the information presented in this Offer to Purchase or our other disclosures because current plans, anticipated actions, and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of SunLink.

All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing factors and the other risk factors set forth elsewhere in our other filings with the SEC. We caution readers that the important factors set forth above, as well as factors discussed in other documents filed by us with the SEC, among others, could cause our actual results to differ materially from statements contained in this Offer to Purchase.

These and other factors are discussed in our SEC filings, including our most recent annual report on Form 10-K, our most recent quarterly report on Form 10-Q, and each of which is incorporated by reference herein. To the extent the Company determines that it must incorporate any documents filed in the future, it will amend its Offer to Purchase.

All subsequent written forward-looking statements concerning the Offer or other matters addressed in this Offer to Purchase and attributable to us or any person acting on our behalf are qualified by these cautionary statements. Except as required by applicable law, we do not undertake any obligation to release publicly any revisions, update or revise such forward-looking statements to reflect new information, events or circumstances after the date of this Offer to Purchase or to reflect the occurrence of unanticipated events.

RELIANCE ON OTHER INFORMATION

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares in the Offer. You should rely only on the information contained in this Offer to Purchase and in the Letter of Transmittal or to documents to which we have referred you. Our delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in this Offer to Purchase is correct as of any time other than the date of this Offer to Purchase or that there have been no changes in the information included or incorporated by reference herein or in the affairs of SunLink or any of its subsidiaries or affiliates since the date hereof. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us, the Depositary, or the Information Agent.

SunLink Health Systems, Inc.

January 10, 2017

The Letter of Transmittal and certificates for shares and any other required documents should be sent or delivered by each record shareholder or the shareholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary. Shareholders submitting certificates representing shares to be tendered must deliver such certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of share certificates or Letters of Transmittal will not be accepted.

Any questions or requests for assistance may be directed to the information agent or the dealer manager at their telephone numbers or addresses set forth below. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of shares, shareholders are directed to contact the Depositary.

The Information Agent for the Offer is:

D. F. King & Co., Inc.

48 Wall Street

New York, New York 10005

Banks and Brokers Call (212) 493-3910

All Others Call Toll-Free 1 (800) 966-9021

Email: infoagent@dfking.com

The Depositary for the Offer is:

American Stock Transfer & Trust Company, LLC

If delivering by mail, hand, express mail, courier

or other expedited service:

American Stock Transfer & Trust Company, LLC

Operations Center

Attn: Reorganization Department

6201 15th Avenue

Brooklyn, New York 11219

By Facsimile Transmission (for eligible institutions only):

Facsimile: (718) 234-5001

To confirm by telephone: (718) 921-8317